Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

GENESIS PARK ACQUISITION CORP.,

SHEPARD MERGER SUB CORPORATION

COSMOS INTERMEDIATE, LLC

and

REDWIRE, LLC

dated as of

March 25, 2021

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-ii-

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EXHIBITS

Exhibit A	–	Form of Acquiror Charter
Exhibit B	–	Form of Acquiror Bylaws
Exhibit C	–	Investor Rights Agreement
Exhibit D	–	Sponsor Agreement
Exhibit E	–	Form of First Merger Certificate
Exhibit F	–	Form of Second Merger Certificate

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 25, 2021, by and among Genesis Park Acquisition Corp., a Cayman Islands exempted company (“Acquiror”), Shepard Merger Sub Corporation, a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“Merger Sub”), Cosmos Intermediate, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Holdings (the “Company”), and Redwire, LLC, a Delaware limited liability company (“Holdings”). Acquiror, Merger Sub, the Company and Holdings are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, prior to the Closing and subject to the conditions set forth in this Agreement, Acquiror shall domesticate as a Delaware corporation pursuant to Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and sections 206 and 209 of the Companies Act (as amended) of the Cayman Islands (the “Domestication”);

WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with the DGCL and the Limited Liability Company Act of the State of Delaware (“DLLCA”) and other applicable Laws, the Parties intend to enter into a business combination transaction by which: (i) Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving entity of the First Merger (the Company, in its capacity as the surviving entity of the First Merger, is sometimes referred to as the “Surviving Company”); and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Company will merge with and into Acquiror (the “Second Merger” and, together with the First Merger, the “Mergers”), with Acquiror being the Surviving Entity of the Second Merger (Acquiror, in its capacity as the Surviving Entity of the Second Merger, is sometimes referred to as the “Surviving Entity”);

WHEREAS, for U.S. federal income Tax purposes (and for purposes of any applicable state or local income Tax that follows the U.S. federal income Tax treatment), each of the Parties intends that (i) the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (ii) the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, and (iii) this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, the board of managers of the Company has unanimously (i) determined that it is in the best interests of the Company and the equityholders of the Company, and declared it advisable, to enter into this Agreement providing for the Mergers in accordance with the DGCL and DLLCA, as applicable, (ii) approved this Agreement and the Transactions, including the Mergers in accordance with the DGCL and DLLCA, as applicable, on the terms and subject to the conditions of this Agreement and (iii) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the equityholders of the Company;

WHEREAS, the board of managers of Holdings has unanimously approved this Agreement, the First Merger and the other Transactions in accordance with the DLLCA (the “Holdings Board Approval”), and Holdings, in its capacity as the sole member of the Company, has, by its execution and delivery hereof, approved and adopted this Agreement, the First Merger and the other Transactions in accordance with the DLLCA (the “Company Member Approval”);

WHEREAS, the board of directors of Acquiror has unanimously (i) determined that it is in the best interests of Acquiror to enter into this Agreement providing for the Mergers and the Domestication, (ii) approved this Agreement and the Transactions, including the Domestication and the Mergers, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that the plan of merger set forth in this Agreement, the Domestication and each of the other Acquiror Stockholder Matters be approved by the shareholders of Acquiror (the “Acquiror Board Recommendation”);

WHEREAS, prior to the First Effective Time and the closing of the PIPE Investment, Acquiror shall (i) subject to obtaining the approval of the Acquiror Stockholder Matters, amend and restate the certificate of incorporation of Acquiror to be substantially in the form of Exhibit A attached hereto (the “Acquiror Charter”) and (ii) amend and restate the bylaws of Acquiror to be substantially in the form of Exhibit B attached hereto (the “Acquiror Bylaws”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor, Acquiror, Holdings, certain of the members of Holdings and certain other parties as of the date hereof have entered into an Investor Rights Agreement, a copy of which is attached as Exhibit C hereto (as amended, restated, modified, supplemented or waived from time to time, the “Investor Rights Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor and Acquiror have entered into the Sponsor Agreement, a copy of which is attached as Exhibit D hereto;

WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor and Jefferies LLC (“Jefferies”) have entered into that certain Forfeiture Agreement (the “Forfeiture Agreement”) with Holdings and Acquiror, pursuant to which Sponsor and Jefferies have agreed, immediately prior to the Domestication, to surrender to Acquiror for no consideration an aggregate of 2,000,000 Acquiror Warrants (the “Forfeit Warrants”);

WHEREAS, on or prior to the date hereof, Acquiror has obtained commitments from certain investors for a private placement of shares of Acquiror Class A Common Stock (the “PIPE Investment”) pursuant to the terms of one or more subscription agreements (each, a “Subscription Agreement”), such private placements to be consummated immediately prior to the consummation of the Transactions; and

WHEREAS, concurrently with the execution and delivery of this Agreement, certain shareholders of Acquiror have entered into one or more Voting and Support Agreements (each, a “Voting and Support Agreement”) pursuant to which, inter alia, such shareholders have agreed (i) to vote all of their respective shares of Acquiror Class A Common Stock in favor of the Acquiror Stockholder Matters and (ii) not to redeem or transfer their respective Acquiror Class A Common Stock.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Board Recommendation” has the meaning specified in the Recitals hereto.

“Acquiror Bylaws” has the meaning specified in the Recitals hereto.

“Acquiror Charter” has the meaning specified in the Recitals hereto.

“Acquiror Class A Common Stock” means, (i) prior to the Domestication, the Class A ordinary shares, par value $0.0001 per share, of Acquiror, and (ii) following the Domestication, the common stock of Acquiror, par value $0.0001 per share, authorized pursuant to the Acquiror Charter.

“Acquiror Class B Common Stock” means the Class B ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Closing Statement” has the meaning specified in Section 4.02.

“Acquiror Common Stock” means the Acquiror Class A Common Stock and the Acquiror Class B Common Stock.

“Acquiror Cure Period” has the meaning specified in Section 12.01(c).

“Acquiror Domestication Documents” means the documents required to be filed with the Registrar of Companies of the Cayman Islands under the Cayman Islands Companies Act (as amended) in connection with the Domestication.

“Acquiror Extended Termination Date” has the meaning specified in Section 12.01(b).

“Acquiror Material Adverse Effect” means any change, event, state of fact, circumstance or development, that, individually or when aggregated with other changes, events, states of fact, circumstances or developments, has had, or would reasonably be expected to have, a material adverse effect on the ability of the Acquiror Parties to consummate the Transactions.

“Acquiror Organizational Documents” means, at any time prior to the Domestication, the Amended and Restated Memorandum and Articles of Association and, at any time following the Domestication, the Acquiror Charter and the Acquiror Bylaws, as amended and in effect at such time.

“Acquiror Parties” means Acquiror and Merger Sub.

“Acquiror Party Representations” means the representations and warranties of Acquiror and Merger Sub expressly and specifically set forth in Article VI of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Acquiror Party Representations are solely made by Acquiror and Merger Sub.

“Acquiror Preferred Stock” means the preference shares, par value $0.0001 per share, of Acquiror.

“Acquiror Stockholder Matters” has the meaning specified in Section 10.02(a)(i).

“Acquiror Stockholder Redemption” has the meaning specified in Section 10.02(a)(i).

“Acquiror Stockholders” means the holders of shares of Acquiror Common Stock.

“Acquiror Transaction Expenses” means all fees, costs and expenses of Acquiror incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Acquiror, whether paid or unpaid prior to the Closing.

“Acquiror Warrant” means a warrant entitling the holder to purchase one share of Acquiror Class A Common Stock per warrant.

“Acquisition Financials” means the financial statements described in clauses (b), (c) and (d) of the definition of “Required Financials.”

“Acquisition Transaction” has the meaning specified in Section 10.03(a).

“Action” means any claim, action, suit, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided, that, in no event shall the Company or any of the Company’s Subsidiaries be considered an Affiliate of any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of Holdings nor shall any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any equityholder of Holdings be considered to be an Affiliate of the Company or any of the Company’s Subsidiaries; provided further, that, in no event shall any of the Acquiror Parties be considered an Affiliate of any portfolio company or other investment (other than the Acquiror Parties) of any investment fund affiliated with any direct or indirect equityholder of the Acquiror nor shall any portfolio company or other investment (other than the Acquiror Parties) of any investment fund affiliated with any equityholder of the Acquiror be considered to be an Affiliate of any of the Acquiror Parties.

“Agreement” has the meaning specified in the preamble hereto.

“Amended and Restated Memorandum and Articles of Association” means the Amended and Restated Memorandum and Articles of Association of Acquiror, filed with Cayman Islands General Registry on November 23, 2020, as amended and in effect on the date hereof.

“Available Closing Acquiror Cash” means an amount equal to (i) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Acquiror Stockholder Redemption), plus (ii) the aggregate amount of cash that has been funded to and remains with Acquiror pursuant to the Subscription Agreements as of immediately prior to the Closing.

“Business Combination” has the meaning ascribed to such term in the Amended and Restated Memorandum and Articles of Association.

“Business Combination Proposal” has the meaning set forth in Section 10.03(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in the Cayman Islands) or commercial banks in New York, New York, Houston, Texas or Boca Raton, Florida are authorized or required by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748), and applicable related rules, regulations and guidance, in each case, as amended.

“Closing” has the meaning specified in Section 4.01.

“Closing Cash Consideration” means an amount equal to $75,000,000.

“Closing Date” has the meaning specified in Section 4.01.

“Closing Merger Consideration” means the Closing Cash Consideration, the Closing Share Consideration and the Closing Warrant Consideration.

“Closing Share Consideration” means 37,200,000 shares of Acquiror Class A Common Stock.

“Closing Warrant Consideration” means 2,000,000 Acquiror Warrants which are identical to the Forfeit Warrants, including that such Acquiror Warrants shall be designated Private Placement Warrants under the Warrant Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 5.13(a).

“Company Common Units” means the “Units” of the Company, as defined in the Limited Liability Company Agreement of the Company, dated as of February 10, 2020, by and between the Company and Holdings.

“Company Cure Period” has the meaning specified in Section 12.01(b).

“Company Employee” means any current employee of the Company or any of its Subsidiaries.

“Company Extended Termination Date” has the meaning specified in Section 12.01(c).

“Company Intellectual Property” means the Owned Intellectual Property and Licensed Intellectual Property.

“Company Member Approval” has the meaning specified in the Recitals hereto.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article V of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Software” means Software that is Owned Intellectual Property and material to the Company and its Subsidiaries.

“Company Subsidiary Securities” has the meaning specified in Section 5.07.

“Company Transaction Expenses” means all accrued fees, costs and expenses of Holdings, the Company and its Subsidiaries incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Holdings, the Company and its Subsidiaries, whether paid or unpaid prior to the Closing.

“Confidentiality Agreement” has the meaning specified in Section 13.09.

“Contracts” means any legally-binding contracts, agreements, subcontracts, leases and purchase orders and all amendments, written modifications and written supplements thereto.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof, including any epidemics, pandemics or disease outbreaks resulting therefrom.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Securities Act (CARES).

“D&O Tail” has the meaning specified in Section 9.02(b).

“Data Security Requirements” means all of the following, to the extent relating to data protection, privacy, data security, cybersecurity, cross-border data transfer, and security breach notification requirements and applicable to the Company or any of its Subsidiaries: (i) all applicable Laws, (ii) public-facing policies of the Company or any of its Subsidiaries, including any privacy policies, and (iii) Contracts to which the Company or any of its Subsidiaries is a party or is otherwise bound.

“DGCL” has the meaning specified in the Recitals hereto.

“DLLCA” has the meaning specified in the Recitals hereto.

“Domestication” has the meaning specified in the Recitals hereto.

“Effectiveness Date” has the meaning specified in Section 10.02(a)(i).

“Enforceability Exceptions” has the meaning specified in Section 5.03.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or human health and safety (with respect to exposure to Hazardous Materials), or the use, storage, emission, disposal or release of Hazardous Materials, each as in effect as of the date hereof.

“ERISA” has the meaning specified in Section 5.13(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Unit” has the meaning specified in Section 3.02(d).

“Export Control Laws” means any (i) Laws with respect to U.S. export control (including the International Traffic in Arms Regulations (22 CFR §§ 120-130) (ITAR) and the Export Administration Regulations (15 CFR §§ 730-774)), (ii) Laws pertaining to imports and customs, including those administered by the Bureau of Customs and Border Protection in the United States Department of Homeland Security (and any successor thereof) and (iii) Laws with respect to export, import and customs of other countries in which the Company or any Subsidiary thereof has conducted or currently conducts business.

“First Certificate of Merger” has the meaning specified in Section 2.02.

“First Effective Time” has the meaning specified in Section 2.02.

“First Lien Credit Agreement” means that certain Credit Agreement, dated as of October 28, 2020, by and among Cosmos Acquisition, LLC, a Delaware limited liability company, Cosmos Finance, LLC, a Delaware limited liability company, the other Borrowers party thereto from time to time, the Guarantors party thereto from time to time, Adams Street Credit Advisors LP, as the Administrative Agent and Collateral Agent, each lender from time to time party thereto and the other Persons party thereto from time to time, as amended by that certain First Amendment to Credit Agreement, dated February 17, 2021, as further supplemented by that certain Joinder, dated as of March 16, 2021, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time. Capitalized terms used in the preceding sentence but not otherwise defined herein shall have the meaning set forth in the First Lien Credit Agreement.

“First Lien Credit Facility” means, collectively, (i) that certain first lien senior secured term loan facility under the First Lien Credit Agreement and (ii) that certain first lien senior secured revolving credit facility under the First Lien Credit Agreement.

“First Merger” has the meaning specified in the Recitals hereto.

“Forfeit Warrants” has the meaning specified in the Recitals hereto.

“Forfeiture Agreement” has the meaning specified in the Recitals hereto.

“Fraud” means (i) with respect to the Company, the intentional fraud of the Company with respect to the Company’s making an express representation or warranty contained in Article V of this Agreement or in any certificate delivered by the Company pursuant to this Agreement, (ii) with respect to the Acquiror Parties, the intentional fraud of the Acquiror Parties with respect to the Acquiror Parties’ making an express representation or warranty contained in Article VI of this Agreement or in any certificate delivered by the Acquiror Parties pursuant to this Agreement and (iii) with respect to Holdings, the intentional fraud of Holdings with respect to Holdings’ making an express representation or warranty contained in Article VII of this Agreement or in any certificate delivered by Holdings pursuant to this Agreement, in each case, with the actual knowledge of such Person that such representation or warranty was false when made (as opposed to the making of a representation or warranty negligently, recklessly or without actual knowledge of its truthfulness) and which was made with the specific intent of deceiving, misleading and inducing the party hereto to whom such representation and warranty was made to enter into or consummate the transactions contemplated by this Agreement and upon which such party hereto has reasonably relied to its material detriment. For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, in any determination of whether a Person has committed Fraud, all materiality qualifications (including the words “material” or “materiality” or the phrase “Material Adverse Effect”) contained in the representations and warranties of the parties in this Agreement shall be taken into account.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or non-U.S. government, governmental authority, regulatory or administrative agency, self-regulatory organization, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Government Closure” has the meaning specified in Section 8.03(a).

“Government Contract” means any Contract between a Person and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor or (iii) any subcontractor with respect to any Contract of a type described in clauses (i) or (ii) above.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws as in effect as of the date hereof, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

“Holdings” has the meaning specified in the preamble hereto.

“Holdings Material Adverse Effect” means any event, occurrence, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Holdings to consummate the transactions contemplated hereby.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Equity Plan” has the meaning specified in Section 9.13.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (i) all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (iii) obligations of such Person for the deferred purchase price of property or other services (other than trade payables incurred in the ordinary course of business), (iv) all obligations as lessee that are required to be capitalized in accordance with GAAP, (v) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (vi) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, (vii) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (viii) all obligations of the type referred to in clauses (i)—(vii) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly owned Subsidiary of such Person or between any two or more wholly owned Subsidiaries of such Person.

“Indemnitee Affiliate” has the meaning specified in Section 9.02(c).

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Regulatory Consent Authority or any subpoena, interrogatory or deposition.

“Intellectual Property” means all intellectual property rights (including with respect to technology) created, arising, or protected under applicable Law (or any other similar statutory provision or common law doctrine in the United States or anywhere else in the world), including all: (i) patents and patent applications; (ii) trademarks, service marks and trade names; (iii) copyrights; (iv) internet domain names; and (v) trade secrets and proprietary rights in confidential information.

“Intended Income Tax Treatment” has the meaning specified in Section 10.04(b).

“Interim Period” has the meaning specified in Section 8.01.

“Investor Rights Agreement” has the meaning set forth in the Recitals hereto.

“IT Systems” means all computer systems, servers, networks, databases, websites, computer hardware and equipment used to process, store, maintain and operate data, information and functions that are owned, licensed or leased by a Person, including any Software embedded or installed thereon.

“Jefferies” has the meaning specified in the Recitals hereto.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased, licensed or otherwise used or occupied by the Company or its Subsidiaries.

“Leases” has the meaning specified in Section 5.18.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“Malware” has the meaning specified in Section 5.19(a).

“Material Adverse Effect” means any change, event, state of fact, circumstance or development that, individually or when aggregated with other changes, events, states of fact, circumstances or developments, has had, or would reasonably be expected to have a material adverse effect on (i) the assets, business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company to consummate the Transactions; provided, however, that, solely with respect to clause (i) above, other than as set forth in the final proviso of this definition, in no event will any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole: (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Transactions or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 11.02(a)), (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of Acquiror (provided that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 11.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect) and (i) COVID-19 or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the Company’s or any of its Subsidiaries’ compliance therewith; provided that, in the case of clauses (a), (b), (d), (f),(g) and (i), such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants.

“Material Contracts” has the meaning specified in Section 5.12(a).

“Mergers” has the meaning specified in the Recitals hereto.

“Merger Sub” has the meaning specified in the preamble hereto.

“Most Recent Balance Sheet” has the meaning specified in Section 5.08(a).

“Multiemployer Plan” has the meaning specified in Section 5.13(g).

“NYSE” means the New York Stock Exchange.

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company or its Subsidiaries.

“Open Source Technology” means any Software that is subject to or licensed, provided, distributed or made available under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar open source license.

“Party” has the meaning specified in the preamble hereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Financials” has the meaning specified in clause (a) of the definition of “Required Financials.”

“Permits” has the meaning specified in Section 5.17.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established therefor in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) easements, covenants, rights of way and similar restrictions, charges and encumbrances that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially interfere with the present uses of such real property, (v) Liens that (A) were not incurred in connection with indebtedness for borrowed money and (B) are not material to the Company and its Subsidiaries, taken as a whole, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vii) Liens securing any Indebtedness of the Company and its Subsidiaries (including pursuant to the First Lien Credit Facility) and (viii) Liens described on Schedule 1.01(a).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means information that identifies, relates to, describes, is reasonably capable of being associated or linked with, directly or indirectly, a particular individual or household, and when referring to a Data Security Requirement, has the same meaning as the similar or equivalent term.

“PIPE Investment” has the meaning specified in the Recitals hereto.

“PIPE Investment Amount” has the meaning specified in Section 6.13.

“PIPE Investor” means an investor party to a Subscription Agreement.

“Policies” has the meaning specified in Section 5.16.

“Privileged Communications” has the meaning specified in Section 13.17.

“Proxy Statement” means the proxy statement filed by Acquiror as part of the Registration Statement with respect to the Special Meeting for purpose of soliciting proxies from holders of Acquiror Class A Common Stock to approve the Acquiror Stockholder Matters (which shall also provide such stockholders with the opportunity to redeem shares of Acquiror Class A Common Stock in conjunction with a stockholder vote on the Transactions).

“Reference Date” means March 2, 2020.

“Related Party Contract” has the meaning specified in Section 5.24.

“Registered Intellectual Property” has the meaning specified in Section 5.19(a).

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Representative” means, as to any Person, any of the officers, directors, manager(s), employees, counsel, accountants, financial advisors, and consultants of such Person.

“Required Financials” means the following: (a) the audited consolidated balance sheet of the Company and its Subsidiaries (or its predecessor entities for accounting purposes, as appropriate) as of December 31, 2020 and December 31, 2019 and the related audited statements of income and comprehensive income, shareholders’ equity and cash flow for the years then ended, in each case audited in accordance with the auditing standards of the PCAOB, together with the unqualified audit report thereon by the Company’s independent auditors (collectively, the “PCAOB Financials”); (b) the audited consolidated balance sheet of Adcole Space, LLC as of December 31, 2019 and the audited statements of income and comprehensive income, members’ equity and cash flow for the (i) year ended December 31, 2019 and (ii) the period from January 1, 2020 to March 1, 2020, together with the unqualified audit report thereon by the independent auditor auditing such financial statements; (c) the (i) audited consolidated balance sheet of Roccor, LLC as of December 31, 2019 and December 31, 2018 and the related audited statements of income and comprehensive income, members’ equity and cash flow for the years then ended, together with the unqualified audit report thereon by the independent auditor auditing such financial statements, and (ii) the reviewed consolidated condensed balance sheet of Roccor, LLC as of September 30, 2020 and September 30, 2019 and the related reviewed statements of income and comprehensive income, members’ equity and cash flow for the nine-month periods then ended and (d) the audited consolidated balance sheet of Deployable Space Systems, Inc. as of December 31, 2020 and the related audited statements of income and comprehensive income, shareholders’ equity and cash flow for the year then ended, together with the unqualified audit report thereon by the independent auditor auditing such financial statements.

“Sanctions Laws” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by any Governmental Authority, including the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), and the U.S. Department of State, and the U.S. Department of Commerce, the United Kingdom, the European Union, the United Nations Security Council, or other relevant sanctions authority.

“Sanctions Target” means any Person that is the subject or target of any Sanctions Laws, including any Person that is: (i) identified on any sanctions lists maintained by OFAC or a comparable list of persons whose assets must be frozen that is maintained by the United Kingdom, European Union, the United Nations Security Council, or other relevant sanctions authority, (ii) located, organized or resident in a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws or (iii) owned or controlled, directly or indirectly, by any such Person or Persons described in the foregoing clauses (i)-(ii).

“Schedules” means, as applicable, the disclosure schedules of (a) the Company and its Subsidiaries or (b) the Acquiror.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning specified in Section 6.08(a).

“Second Certificate of Merger” has the meaning specified in Section 2.02.

“Second Effective Time” has the meaning specified in Section 2.02.

“Second Merger” has the meaning specified in the Recitals hereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Seller Counsel” has the meaning specified in Section 13.17.

“Seller Group” has the meaning specified in Section 13.17.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (c) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” has the meaning specified in Section 10.02(b).

“Specified Representations” has the meaning specified in Section 11.02(a)(i).

“Sponsor” means Genesis Park Holdings, a Cayman Islands limited liability company.

“Sponsor Agreement” means that certain Letter Agreement, dated as of the date hereof, by and among the Sponsor and Acquiror, as amended, restated, modified or supplemented from time to time.

“Subscription Agreement” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Company” has the meaning specified in the Recitals hereto.

“Surviving Entity” has the meaning specified in the Recitals hereto.

“Surviving Provisions” has the meaning specified in Section 12.02.

“SVB” means Silicon Valley Bank.

“SVB Loan” means the Indebtedness of the Company and its Subsidiaries in favor of SVB including pursuant to that certain Loan Agreement, dated as of October 28, 2020, by and among the Company, SVB, Stifel Bank and Western Alliance Bank.

“Tax” means any federal, state, provincial, territorial, local, non-U.S. and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment or charge of any kind whatsoever in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Terminating Acquiror Breach” has the meaning specified in Section 12.01(c).

“Terminating Company Breach” has the meaning specified in Section 12.01(b).

“Termination Date” has the meaning specified in Section 12.01(b).

“Transaction Agreements” shall mean this Agreement, the Investor Rights Agreement, the Sponsor Agreement, the Subscription Agreements, the Voting and Support Agreements, the Acquiror Charter, the Acquiror Bylaws, the Confidentiality Agreement and all the other written agreements, instruments and certificates of the Parties required to be delivered hereunder.

“Transactions” means the transactions contemplated by this Agreement, including the Mergers.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 6.06(a).

“Trust Agreement” has the meaning specified in Section 6.06(a).

“Trustee” has the meaning specified in Section 6.06(a).

“Unaudited Financial Statements” has the meaning specified in Section 5.08(a).

“Voting and Support Agreement” has the meaning specific in the Recitals hereto.

“Warrant Agreement” means that certain Warrant Agreement, dated as of November 23, 2020, between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s and its Subsidiaries’ business, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19).

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. on the day that is one day prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement, (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form or (iii) in the case of the Acquiror Parties, as may have been publicly filed by Acquiror with the SEC.

Section 1.03 Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of the Company, Peter Cannito, Andrew Rush, Faith Horowitz, Bill Read, and Chris Edmunds, in the case of Holdings, Peter Cannito and, in the case of the Acquiror Parties, Paul Hobby, David Siegel and Jonathan Baliff.

Section 1.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Units or shares of Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock or share dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred (including any of the foregoing in connection with the Domestication), or if there shall have been any breach by Acquiror of any representation, warranty, covenant or agreement with respect to the shares of Acquiror Common Stock (or any Acquiror Warrants) or rights to acquire Acquiror Common Stock (or any Acquiror Warrants), then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Units or shares of Acquiror Common Stock, as applicable, will be appropriately adjusted to provide to the holders of Company Common Units or the holders of Acquiror Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit Acquiror, the Company or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

ARTICLE II

THE MERGERS

Section 2.01 The Mergers.

(a) At the First Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL and the DLLCA, Merger Sub and the Company shall consummate the First Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company after the First Merger and as a direct, wholly owned subsidiary of Acquiror (provided that references to the Company for periods after the First Effective Time until the Second Effective Time shall include the Surviving Company).

(b) At the Second Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL and the DLLCA, the Surviving Company shall be merged with and into Acquiror, following which the separate corporate existence of the Surviving Company shall cease and Acquiror shall continue as the Surviving Entity after the Second Merger (provided that references to the Company or the Surviving Company for periods after the Second Effective Time shall include the Surviving Entity).

(c) The provisions of this Agreement relating exclusively to the First Merger and exclusively to the Second Merger, respectively, constitute separate respective agreements and plans of merger for purposes of the DGCL and the DLLCA.

Section 2.02 Effective Times. On the terms and subject to the conditions set forth herein, on the Closing Date, the Company and Merger Sub shall cause the First Merger to be consummated by filing the certificate of merger in substantially the form of Exhibit E attached hereto (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and the DLLCA (the time of such filing, or such later time as may be agreed in writing by the Company and Acquiror and specified in the First Certificate of Merger, being the “First Effective Time”). As soon as practicable following the First Effective Time and in any case on the same day as the First Effective Time, the Surviving Company and Acquiror shall cause the Second Merger to be consummated by filing the certificate of merger in substantially the form of Exhibit F attached hereto (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL and DLLCA (the time of such filing, or such later time as may be agreed in writing by the Company and Acquiror and specified in the Second Certificate of Merger, being the “Second Effective Time”).

Section 2.03 Effect of the Mergers.

(a) At the First Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the First Effective

Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the First Effective Time.

(b) At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Acquiror and the Surviving Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of the Surviving Entity and the Surviving Company set forth in this Agreement to be performed after the Second Effective Time.

Section 2.04 Governing Documents. Subject to Section 9.02, at the First Effective Time, the certificate of formation and limited liability company agreement of the Company shall be the certificate of formation and operating agreement of the Surviving Company. Subject to Section 9.02, at the Second Effective Time, the Acquiror Charter and the Acquiror Bylaws shall be the certificate of incorporation and bylaws of the Surviving Entity until thereafter amended in accordance with its terms and as provided by applicable Law.

Section 2.05 Directors/Managers and Officers of the Surviving Company and the Surviving Entity. Immediately after the First Effective Time, the board of managers and officers of the Surviving Company shall be the board of directors and officers of Merger Sub immediately prior to the First Effective Time. Immediately after the Second Effective Time, and subject to and in accordance with the Investor Rights Agreement, Acquiror shall take such actions as are necessary for the board of directors and officers of the Surviving Entity to be as set forth on Schedule 2.05.

Section 2.06 Further Assurances. If, at any time after the First Effective Time or the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company following the First Merger and the Surviving Entity following the Second Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Merger Sub and Acquiror, the applicable directors, officers, members and managers of the Company, Merger Sub and Acquiror (or their designees) are fully authorized in the name of their respective corporations/companies or otherwise to take, and will, at the request of any other Party, take or perform all such lawful and reasonably necessary action, so long as such action is not inconsistent with this Agreement.

Section 2.07 SVB Payoff. Acquiror shall repay, or cause to be repaid, any and all amounts necessary to discharge the then outstanding obligations under the SVB Loan as set forth in the payoff letter with respect to all amounts owed under the SVB Loan. The Company shall deliver such payoff letter to Acquiror at least two (2) Business Days prior to the Closing.

Section 2.08 Cancellation of Warrants. Pursuant to the terms of, and as further specified in, the Forfeiture Agreement, immediately prior to the Domestication, upon the forfeiture and surrender of the Forfeit Warrants by the Sponsor and Jefferies, Acquiror shall irrevocably cause the Forfeit Warrants to be terminated and cancelled, for no consideration and without further right, obligation or liability of any kind or nature on the part of Acquiror, Merger Sub, the Surviving Company, the Sponsor or Jefferies. If, between the date of this Agreement and the Closing, the outstanding shares of Acquiror Class A Common Stock or Acquiror Class B Common Stock shall have been changed into a different number of shares or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange, or any similar event shall have occurred (including any of the foregoing in connection with the Domestication), then the number of Acquiror Warrants to be terminated, forfeited, surrendered and cancelled pursuant to this Section 2.08 and the Forfeiture Agreement, will be equitably adjusted to reflect such change; provided, however, that this Section 2.08 shall not be construed to permit Acquiror or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

ARTICLE III

MERGER CONSIDERATION; CONVERSION OF SECURITIES

Section 3.01 Merger Consideration. The total consideration to be paid to Holdings in respect of the First Merger shall equal the Closing Merger Consideration. The Closing Merger Consideration shall be paid to Holdings at the Closing in the form of the Closing Cash Consideration and the Closing Share Consideration.

Section 3.02 Effect of First Merger on Company Common Units. On the terms and subject to the conditions set forth herein, at the First Effective Time, by virtue of the First Merger and without any further action on the part of any Party or the holders of any securities of Acquiror, the following shall occur:

(a) The Company Common Units issued and outstanding immediately prior to the First Effective Time (other than Excluded Units) will be cancelled and automatically deemed for all purposes to represent the right to receive, in the aggregate, the Closing Share Consideration, the Closing Warrant Consideration and the Closing Cash Consideration, in each case, without interest and otherwise in accordance with the terms of this Agreement.

(b) From and after the First Effective Time, Holdings shall cease to have any other rights in and to the Company, the Surviving Company or the Surviving Entity; provided that each Company Common Unit (other than Excluded Units) shall thereafter represent only the right to receive the applicable portion of the Closing Merger Consideration as set forth in Section 3.02(a). At the First Effective Time, the unit transfer books of the Company shall be closed, and no transfer of the Company Common Units shall be made thereafter.

(c) Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one validly issued, common unit of the Surviving Company, which shall constitute the only outstanding equity interests of the Surviving Company. From and after the First Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common units of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(d) Each Company Common Unit held in the Company’s treasury or owned by Acquiror, Merger Sub or the Company immediately prior to the First Effective Time (each, an “Excluded Unit”) shall be cancelled and no consideration shall be paid or payable with respect thereto.

Section 3.03 Effect of Second Merger. On the terms and subject to the conditions set forth herein, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any Party or the holders of any securities of Acquiror or the Surviving Company: (a) each common unit of the Surviving Company issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (b) the capital stock of Acquiror outstanding immediately prior to the Second Effective Time shall remain outstanding as the capital stock of the Surviving Entity, which, collectively with the Acquiror Warrants, shall constitute one hundred percent (100%) of the outstanding equity securities of the Surviving Entity immediately after the Second Effective Time.

Section 3.04 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Acquiror, Merger Sub, the Company, the Surviving Company, the Surviving Entity and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, that Acquiror, Merger Sub, any of their respective Affiliates, or any party acting on their behalf shall reasonably cooperate with Holdings prior to the making of any such deduction or withholding (i) to determine whether any such deduction or withholding (other than with respect to compensatory payments, if any) are required under applicable Law and (ii) in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable Law, such deduction and withholding. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.

ARTICLE IV

CLOSING TRANSACTIONS

Section 4.01 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 8:00 a.m. Eastern Time on the third (3rd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article XI (other than those conditions that by their terms or nature are to be satisfied at the Closing in accordance herewith; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing) or (b) at such other place, time or date as Acquiror, Holdings and the Company may mutually agree in writing; provided that, notwithstanding the foregoing clauses (a) and (b), in no event shall the Closing occur prior to June 3, 2021, unless Acquiror, Holdings and the Company consent to an earlier date in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 4.02 Acquiror Closing Statement. At least one (1) Business Day prior to the Special Meeting and in any event not earlier than the time that holders of Acquiror Class A Common Stock may no longer elect redemption in accordance with the Acquiror Stockholder Redemption, Acquiror shall prepare and deliver to the Company a statement (the “Acquiror Closing Statement”) setting forth in good faith: (a) the aggregate amount of cash in the Trust Account (prior to giving effect to the Acquiror Stockholder Redemption) and the PIPE Investment proceeds received and expected to be received by Acquiror prior to the Closing; (b) the aggregate amount of all payments required to be made in connection with the Acquiror Stockholder Redemption; (c) the Available Closing Acquiror Cash resulting therefrom; (d) the number of shares of Acquiror Class A Common Stock to be outstanding as of the Closing after giving effect to the Acquiror Stockholder Redemption and the issuance of shares of Acquiror Class A Common Stock pursuant to the Subscription Agreements; and (e) the number of shares of Acquiror Class A Common Stock that may be issued upon the exercise of all Acquiror Warrants issued and outstanding as of the Closing and the exercise prices therefor, in each case, including reasonable supporting detail therefor. The Acquiror Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Acquiror Closing Statement until the Closing, Acquiror shall (x) cooperate with and provide the Company and its Representatives with reasonable access at all reasonable times during normal business hours and upon reasonable prior notice to the books and records of Acquiror and its Subsidiaries and to senior management personnel of Acquiror and its Subsidiaries, in each case, to the extent reasonably requested by the Company or any of its Representatives in connection with their review of the Acquiror Closing Statement and the components thereof and (y) consider in good faith any comments to the Acquiror Closing Statement provided by the Company prior to the Closing Date, and Acquiror shall revise such Acquiror Closing Statement to incorporate any changes Acquiror determines in its good faith discretion are necessary or appropriate given such comments.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants to Acquiror as follows:

Section 5.01 Corporate Organization of the Company. The Company has been duly formed, is validly existing as a limited liability company and is in good standing under the Laws of the State of Delaware and has all limited liability company power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted, except where such failure to be in good standing or to have such limited liability company power and authority would not constitute a Material Adverse Effect. The copies of the certificate of formation of the Company certified by the Secretary of the State of Delaware and the limited liability company agreement previously made available by the Company to Acquiror (i) are true, correct and complete, and (ii) are in full force and effect as of the date hereof. The Company is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not constitute a Material Adverse Effect. The Company is not in violation of any of the provisions of its certificate of formation or limited liability company agreement in any material respect.

Section 5.02 Subsidiaries. The Subsidiaries of the Company as of the date of this Agreement are set forth on Schedule 5.02. The Subsidiaries of the Company have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have all corporate (or equivalent) power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except where such failure to have such corporate (or equivalent) power and authority would not constitute a Material Adverse Effect. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified would not constitute a Material Adverse Effect. The respective jurisdiction of incorporation or organization of each Subsidiaries is identified on Schedule 5.02. The copies of the certificate of formation, certificate of incorporation or equivalent documents of each Subsidiary of the Company and the bylaws, limited liability company agreement or equivalent documents of each Subsidiary of the Company previously made available by the Company to Acquiror (i) are true, correct and complete in all material respects, and (ii) are in full force and effect as of the date hereof. No Subsidiary of the Company is in violation of any of the provisions of its certificate of formation, certificate of incorporation, bylaws, limited liability company agreement or equivalent documents in any material respect.

Section 5.03 Due Authorization. The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 5.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of managers of the Company and Holdings, in its capacity as sole member of the Company, has by its execution and delivery hereof delivered the Company Member Approval, and no other limited liability company proceeding on the part of the Company is necessary to authorize this Agreement or such Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 5.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05, the execution, delivery and performance of this Agreement and each Transaction Agreement to which it is party by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of or default under, the certificate of formation or limited liability company agreement of the Company or the equivalent documents of any Subsidiary of the Company, (b) violate any provision of, or result in the breach of or default by the Company under, or require any filing, registration or qualification under, any applicable Law, (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, the terms, conditions or provisions of any Material Contract or Lease, including to any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to the terms, conditions or provisions of any such Material Contract or Lease, (d) result in the creation of any Lien upon any of the properties, rights or assets of the Company or any of its Subsidiaries, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien, (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person or (g) provide the basis for disqualification or cancellation with respect to any Contracts between the Company or any Subsidiary, on the one hand, and a Governmental Authority, on the other hand, except, in the case of clauses (b)—(g), for such violations, conflicts, breaches, defaults, consents, waivers, Liens, events, terminations, accelerations, modifications, cancellations, revocations, disqualifications, other actions or failures to act that would not constitute a Material Adverse Effect.

Section 5.05 Governmental Authorities; Consents. Assuming the accuracy of the representations and warranties of the Acquiror Parties contained in this Agreement, no action by, notice to, consent, approval, waiver, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement and the Transaction Agreements to which the Company is a party and the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) the filing of the First Certificate of Merger in accordance with the DGCL and DLLCA and the filing of the Second Certificate of Merger in accordance with the DGCL and DLLCA, (iii) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not constitute a Material Adverse Effect and (iv) as otherwise disclosed on Schedule 5.05.

Section 5.06 Current Capitalization.

(a) The Company is a wholly owned subsidiary of Holdings. As of the date hereof, the equity interests of the Company have been duly authorized and validly issued in compliance with Law in all material respects, the Company’s certificate of formation and limited liability company agreement and any preemptive right, rights of first refusal, rights of first offer or similar rights and consist of 100 Company Common Units, all of which such Company Common Units are uncertificated. Except for the Company Common Units owned by Holdings, as of the date hereof, there are no shares, units, membership interests, common stock, preferred stock or other equity interests or securities of the Company authorized, reserved, issued or outstanding.

(b) As of the date hereof there are (i) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Company Common Units or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any units, shares of capital stock of, other equity interests in or debt or other securities of, the Company and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s equityholders may vote. Other than the Company’s limited liability company agreement, the Company is not party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other similar agreements relating to its equity interests.

Section 5.07 Capitalization of Subsidiaries. The outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued in accordance with Law in all material respects, such Subsidiary’s certificate of formation, certificate of incorporation, limited liability company agreement, bylaws or equivalent documents, as applicable, and, as applicable, are fully paid and nonassessable. All of the outstanding ownership interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens (other than the restrictions under applicable Securities Laws and Liens securing obligations under the First Lien Credit Facility) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights. There are no outstanding (a) securities of the Company or any of its Subsidiaries convertible into or exchangeable for ownership interests in any Subsidiary of the Company, (b) obligations, options, warrants or other rights (including preemptive rights), commitments or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, sell or otherwise transfer, any ownership interests in, or any securities convertible into or exchangeable for any ownership interests in, any Subsidiary of the Company or (c) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any ownership interests in, any Subsidiary of the Company (the items in clauses (a)-(c), in addition to all ownership interests of the Company’s Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”). There are no (i) voting trusts, proxies, equityholders agreements or other similar agreements or understandings to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound with respect to the voting or transfer of any shares of capital stock of such Subsidiary, or (ii) obligations or commitments of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities or make payments in respect of such shares, including based on the value thereof, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Except for the Company Subsidiary Securities in respect of the Subsidiaries set forth on Schedule 5.02, neither the Company nor any of its Subsidiaries owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person. No shares of capital stock are held in treasury by any Subsidiary of the Company.

Section 5.08 Financial Statements.

(a) Attached as Schedule 5.08 hereto are true, correct, accurate and complete copies of the unaudited consolidated balance sheet of the Company and its Subsidiaries (or its predecessor entities for accounting purposes, as appropriate) as of December 31, 2020 and December 31, 2019 and the related unaudited consolidated statements of operations and comprehensive income and shareholders’ equity for the periods then ended and the related unaudited consolidated statement of cash flows as of December 31, 2019 (such December 31, 2020 balance sheet of the Company and its Subsidiaries, the “Most Recent Balance Sheet”) (the “Unaudited Financial Statements”).

(b) The Unaudited Financial Statements present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Unaudited Financial Statements and such Unaudited Financial Statements have been prepared in accordance with GAAP consistently applied in all material respects throughout the periods covered thereby (except for incomplete footnote disclosures contained therein). The Unaudited Financial Statements have been prepared based on and from the books and records of the Company and its Subsidiaries and in accordance with the accounting and reporting policies of the Company and its Subsidiaries.

(c) The Required Financials, when delivered by the Company, shall present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of the Company and its Subsidiaries (or its predecessor entities for accounting purposes, as appropriate) or, in the case of the Acquisition Financials, the financial position, cash flows and results of operations of the applicable entity or entities to which such Acquisition Financials relate, in each case of the dates and for the periods indicated in such Required Financials in conformity with GAAP consistently applied in all material respects throughout the periods covered thereby. The Required Financials, when delivered by the Company, shall be prepared based on and from the books and records of the Company and its Subsidiaries and in accordance with the accounting and reporting policies of the Company and its Subsidiaries.

(d) The Company and its Subsidiaries maintain a system of internal accounting controls designed to provide reasonable assurances that (i) transactions are executed in accordance with the board of manager’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals so that appropriate action can be taken with respect to any differences and (iv) the obligations of the Company and its Subsidiaries are satisfied in a timely manner and as required under the terms of any applicable Contract. Except as set forth on Schedule 5.08(d), none of the Company, any Subsidiary or an independent auditor of the Company or any Subsidiary has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal controls utilized by the Company and its Subsidiaries, (B) any fraud, whether or not material, that involves the Company’s or its Subsidiaries’ management or other employees who have a role in the preparation of financial statements or the internal controls utilized by the Company or its Subsidiaries, or (C) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the internal controls over financial reporting that would reasonably be expected to adversely affect, in a material manner, the Company’s or its Subsidiaries’ ability to record, process, summarize and report financial information, and there is no fraud that involves the management of the Company or any Subsidiary.

Section 5.09 Undisclosed Liabilities. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts or obligations (a) reflected or reserved for in the Unaudited Financial Statements or disclosed in any notes thereto, (b) that have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business of the Company and its Subsidiaries, (c) arising under this Agreement and/or the performance by the Company of its obligations hereunder, including transaction expenses, (d) disclosed in the Schedules or (e) that would not constitute a Material Adverse Effect.

Section 5.10 Litigation and Proceedings. There are no, and since the Reference Date, there have not been any, pending or, to the knowledge of the Company, threatened in writing Actions against the Company or any of its Subsidiaries or any of their properties, rights or assets which would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by any other Transaction Agreement. There is no Governmental Order imposed upon or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their properties, rights or assets that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There is no unsatisfied judgment or any open injunction binding upon the Company or its Subsidiaries which would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 5.11 Compliance with Laws. Except with respect to compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.20) or compliance with Tax Laws (which are the subject of Section 5.15), the Company and its Subsidiaries are, and since the Reference Date have been, in material compliance with all applicable Laws and Governmental Orders. Since the Reference Date, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice of any material violations of applicable Laws, Governmental Orders or Permits, and to the knowledge of the Company, no charge, claim, assertion or Action of any material violation of any Law, Governmental Order or material Permit by the Company or any of its Subsidiaries is currently threatened against the Company or any of its Subsidiaries. To the knowledge of the Company, as of the date hereof (i) no material investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or threatened, and (ii) no such investigations have been conducted by any Governmental Authority since the Reference Date, other than those the outcome of which did not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries, taken as a whole.

Section 5.12 Contracts; No Defaults.

(a) Schedule 5.12(a) contains a true and complete listing of all Contracts (other than purchase orders) described in clauses (i) through (xvii) of this Section 5.12(a) to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party (together with all amendments, waivers or other changes thereto) other than Company Benefit Plans (all Contracts required to be listed on Schedule 5.12(a), collectively, the “Material Contracts”).

(i) Each Contract or group of Contracts with the same party or its Affiliates that the Company reasonably anticipates will involve aggregate payments or consideration furnished (x) by the Company or by any of its Subsidiaries of more than $1,000,000 or (y) to the Company or to any of its Subsidiaries of more than $5,000,000, in each case, in the calendar year ended December 31, 2021 or any subsequent calendar year;

(ii) Each Contract related to the First Lien Credit Facility;

(iii) Each Contract that is a definitive purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries since the Reference Date, in each case, involving payments in excess of $500,000 other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing on the part of any party thereto;

(iv) Each Contract with outstanding obligations that provides for the sale or purchase of personal property, fixed assets or real property and involves aggregate payments in excess of $500,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;

(v) Each joint venture Contract, partnership agreement, limited liability company agreement or similar Contract (other than Contracts between Subsidiaries of the Company) that is material to the business of the Company and its Subsidiaries taken as a whole;

(vi) Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $1,000,000 in the aggregate;

(vii) Each Contract expressly prohibiting or restricting in any material respect the ability of the Company or its Subsidiaries to engage in any business, to operate in any geographical area or to compete with any Person;

(viii) Each material license agreement with respect to any item of Intellectual Property (excluding non-exclusive licenses granted by or to customers, suppliers and vendors in the ordinary course of business, and licenses in respect of click-wrap, shrink-wrap and commercially available “off-the-shelf software” with annual aggregate fees of less than $150,000);

(ix) Each employee collective bargaining Contract;

(x) Each Government Contract pursuant to which the Company and its Subsidiaries generated gross revenue during the twelve (12) month period ended December 31, 2020 in excess of $500,000;

(xi) Each mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company or any of its Subsidiaries in excess of $500,000 or the guaranty of any obligation for borrowed money;

(xii) Each Contract that is a currency or interest hedging arrangement;

(xiii) Each Related Party Contract;

(xiv) Each Contract for the lease of personal property for which the annual rental fee exceeds $500,000;

(xv) Each Contract granting, or pursuant to which the Company or any Subsidiary is subject to, a right of first refusal, right of first offer or most favored nation pricing or similar provision, or exclusive sales, distribution, marketing or other exclusive right to or from any Person;

(xvi) Each Contract relating to any settlement or compromise of any Action involving the Company or its Subsidiaries that would impose material obligations or limitations on the operations of the Company or its Subsidiaries after the Closing; and

(xvii) Any commitment to enter into a Contract of the type described in clauses (i) through (xvi) of this Section 5.12(a).

(b) Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to, individually or in the aggregate, result in a material liability to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, all of the Contracts listed pursuant to Section 5.12(a) are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. As of the date of this Agreement, (w) neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is or is alleged to be in material breach of or material default under any such Contract, (x) neither the Company nor any of its Subsidiaries has received any written claim or notice of material breach of or material default under any such Contract, (y) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract (in each case, with or without notice or lapse of time or both) and (z) no party to any such Contract that is a customer of or supplier to the Company or any of its Subsidiaries has, within the past 12 months, canceled or terminated its business with, or, to the knowledge of the Company, threatened in writing to cancel or terminate its business with, the Company or any of its Subsidiaries, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) True, correct and complete copies of the Material Contracts have been delivered to or made available to Acquiror or its agents or Representatives, other than any prime Government Contracts to which the Company or one of its Subsidiaries is a party that cannot be provided under applicable Law for which a summary of material terms has been delivered to or made available to Acquiror or its agents or Representatives to the extent permitted under, and subject to, applicable Law.

Section 5.13 Company Benefit Plans.

(a) Schedule 5.13(a) sets forth a true and complete list of each material Company Benefit Plan. For purposes of this Agreement, the term Company Benefit Plan shall mean each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including “multiemployer plans” as defined in Section 3(37) of ERISA), and any compensation, benefit, equity purchase, equity or equity-based, severance, employment, individual contracting or consulting, retention, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, written or unwritten, which are contributed to (or required to be contributed to), sponsored by or maintained by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any current or potential liability.

(b) With respect to each material Company Benefit Plan set forth on Schedule 5.13(a), the Company has delivered or made available to Acquiror true and complete copies of (i) each Company Benefit Plan, and all amendments thereto, including all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles, (ii) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, (iii) the most recent annual report and all attachments and schedules with respect to each Company Benefit Plan (if applicable), (iv) the most recent financial statement and actuarial valuation (if applicable) relating to such Company Benefit Plan, and (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Company Benefit Plan.

(c) Each Company Benefit Plan has been established, funded and administered in compliance with its terms and in material compliance with all applicable Laws, including ERISA and the Code, and all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements.

(d) Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, in either case, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification.

(e) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA), no event has occurred and no condition exists that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any material tax, fine, lien, penalty or other material liability imposed by ERISA, the Code or other applicable Law.

(f) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, none of the Company Benefit Plans has incurred any current liability in respect of post-employment or post-retirement health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable law or at the expense of the participant or the participant’s beneficiary.

(g) No Company Benefit Plan is, and neither the Company nor any of its Subsidiaries sponsored or was required to contribute to, at any point during the six year period prior to the date hereof, or has any liability (including any liability on account of being an ERISA Affiliate with any Person other that the Company of any of its Subsidiaries) with respect to (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code) (a “Multiemployer Plan”) or (ii) other pension plan, in each case, that is subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code.

(h) No event has occurred and no condition exists that would subject the Company or any of its Subsidiaries by reason of their affiliation with any ERISA Affiliate to any (i) Tax, penalty, fine, (ii) lien, or (iii) other liability imposed by ERISA, the Code or other applicable Laws, in each case, in respect of any employee benefit plan maintained, sponsored, contributed to, or required to be contributed to by any ERISA Affiliate (other than the Company or any of its Subsidiaries).

(i) There are no pending or, to the knowledge of the Company, threatened actions, claims or lawsuits against or relating to the Company Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Benefit Plans with respect to the operation of such plans (other than routine benefits claims). No Company Benefit Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Authority.

(j) No person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(k) Except as would not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries, taken as a whole, neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (whether alone or in connection with any subsequent event(s)): (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any Company Employee or with respect to any Company Benefit Plan; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) to the knowledge of the Company, result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or section 4975 of the Code.

(l) No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any Company Employee would reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event).

Section 5.14 Labor Matters.

(a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreements with a labor organization. None of the Company Employees are represented by any labor organization or works council with respect to their employment with the Company. As of the date of this Agreement, to the knowledge of the Company, there are no labor organizing activities or proceedings with respect to any of the Company Employees, and there is no, and since the Reference Date there has been no, material labor dispute or strike, slowdown, concerted refusal to work overtime, or work stoppage against the Company, in each case, pending or threatened. To the knowledge of the Company, there is no union representation claim or petition pending before any applicable Governmental Authority.

(b) Since the Reference Date, neither the Company nor any of its Subsidiaries has taken any action in violation of the Workers Adjustment Retraining Notification Act of 1988, as amended.

(c) Except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries (i) are, and since the Reference Date have been, in material compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non- exempt employees, and unemployment insurance and (ii) since the Reference Date, have not committed any material unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved.

(d) Except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are not materially delinquent on any payments to any Company Employees for any services or amounts required to be reimbursed or otherwise paid.

(e) To the knowledge of the Company as of the date of this Agreement, there are no material allegations of sexual harassment against any directors or officers of the Company or any of its Subsidiaries.

Section 5.15 Taxes.

(a) All material Tax Returns required by Law to be filed by the Company or its Subsidiaries on or before the Closing Date have been filed (taking into account any validly obtained extensions of time within which to file), and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid other than Taxes which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP, and since the date of the Most Recent Balance Sheet none of the Company nor any of its Subsidiaries have incurred any material Tax liability outside the ordinary course of business other than Taxes resulting from the Transactions.

(c) Each of the Company and its Subsidiaries has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Taxing Authority and (iii) complied in all material respects with applicable Law with respect to tax withholding, including all reporting and record keeping requirements.

(d) Neither the Company nor any of its Subsidiaries is currently engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. Neither the Company nor any of its Subsidiaries has received any written notice from a Taxing Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any of its Subsidiaries. No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that any such entity is or may be subject to Taxes in that jurisdiction, which claim has not been resolved.

(e) Neither the Company nor any Subsidiary (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution that was governed, or intended or reported to be governed, in whole or in part by Section 355 of the Code in the past two (2) years.

(f) Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g) Neither the Company nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) any “closing agreement” (or similar item under non-U.S. Law) with respect to Taxes with a Taxing Authority executed on or prior to the Closing; (C) installment sale or open transaction disposition made on or prior to the Closing governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); or (D) prepaid amount received on or prior to the Closing.

(h) There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(i) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), (ii) as a transferee or successor or (iii) by Contract or otherwise (except, in each case, for liabilities pursuant to contracts entered into in the ordinary course of business not primarily relating to Taxes).

(j) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Taxing Authority or other Person (other than the Company or its Subsidiaries) under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements entered into in the ordinary course of business that are commercial contracts not primarily relating to Taxes).

(k) The Company has not taken any action (nor permitted any action to be taken), and does not have knowledge of any facts or circumstances, that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from constituting an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

(l) The Company is classified as a corporation pursuant to Subchapter C of the Code for U.S. federal income tax purposes. Each of the Company’s subsidiaries is a corporation pursuant to Subchapter C of the Code for U.S. federal income tax purposes except for the following entities which are disregarded entities for U.S. federal income tax purposes: Adcole Space, LLC; Made In Space Europe, LLC; and Oakman Aerospace, LLC.

For purposes of this Section 5.15, any reference to the Company or any of its Subsidiaries shall be deemed to include any Person that merged with or was liquidated or converted into the Company or any Subsidiary, as applicable. Other than Section 5.13, this Section 5.15 provides the sole and exclusive representations and warranties of the Company in respect of Tax matters.

Section 5.16 Insurance. As of the date of this Agreement, except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole: (a) all of the material policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance (collectively, the “Policies”) held by, or for the benefit of, the Company or any of its Subsidiaries with respect to policy periods that include the date of this Agreement are in full force and effect, and (b) neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any of the Policies or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of the Policies. True, correct and complete copies of each of the material Policies have been made available to the Acquiror.

Section 5.17 Permits. Each of the Company and its Subsidiaries (and, as applicable, any officer, director or employee thereof) has, and since the Reference Date, has had, all material licenses, approvals, consents, registrations, franchises and permits (including all facility and personnel security clearances) (the “Permits”) that are required to own, lease or operate the Company and its Subsidiaries’ properties and assets and to conduct their respective businesses as currently conducted or as conducted at the applicable time (except with respect to licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.20)). The Company and its Subsidiaries have obtained all of the material Permits necessary under applicable Laws to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business and operations of the Company and its Subsidiaries as currently conducted. The operation of the business of the Company and its Subsidiaries is not, and since the Reference Date, has not been in material violation of, nor is the Company or any of its Subsidiaries (nor has the Company or any of its Subsidiaries since the Reference Date been) in material default or material violation under, any such necessary Permit. Since the Reference Date, neither the Company nor any Subsidiary has received any written notice that any Governmental Authority that has issued a Permit intends to cancel, terminate or not renew such necessary Permit or that the Company or any Subsidiary is in material default or violation of such necessary Permit.

Section 5.18 Real and Personal Property.

(a) Neither the Company nor any Subsidiary of the Company owns any real property. Neither the Company nor any Subsidiary of the Company is party to any agreement or option to purchase any real property or interest therein. Schedule 5.18 contains a true, correct and complete list, as of the date of this Agreement, of all Leased Real Property including, the address of each Leased Real Property. The Company has made available to Acquiror true, correct and complete copies of the material Contracts (including all material modifications, amendments, guarantees, supplements, waivers and side letters thereto) pursuant to which the Company or any of its Subsidiaries occupy (or have been granted an option to occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). The Company or one of its Subsidiaries has a valid and subsisting leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject only to Permitted Liens. With respect to each Lease and except as would not constitute a Material Adverse Effect, (i) such Lease is valid, binding and enforceable and in full force and effect against the Company or one of its Subsidiaries and, to the Company’s knowledge, the other party thereto, subject to the Enforceability Exceptions, (ii) to the knowledge of the Company, such Lease has not been materially amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters made available to the Acquiror, (iii) neither the Company nor any of its Subsidiaries has received or given any written notice of material default or material breach under any such Lease and to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received oral notice of any material default or breach that has not been cured within the applicable cure period; and (iv) there does not exist under such Lease any event or condition which, with notice or lapse of time or both, would become a material default by the Company or one of its Subsidiaries or, to the Company’s knowledge, the other party thereto.

(b) Neither the Company nor any of its Subsidiaries has a written sublease granting any Person the right to use or occupy any Leased Real Property, which grant is still in effect. Neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. Neither the Company nor any of its Subsidiaries is in material default or violation of, or not in compliance with, any legal requirements applicable to its occupancy of the Leased Real Property. No construction or expansion is currently being performed or is planned for 2020 or 2021 at any of the Leased Real Properties that is expected to result in liability to the Company or any of its Subsidiaries in excess of $500,000 in any such calendar year.

(c) As of the date hereof, the Leased Real Property identified on Schedule 5.18 comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company and its Subsidiaries as it is currently conducted.

(d) The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound (as applicable) and in operating condition and repair (ordinary wear and tear expected) and are suitable for their present use in all material respects.

Section 5.19 Intellectual Property and IT Security.

(a) Schedule 5.19(a) lists all Owned Intellectual Property for which applications have been filed or registrations have been obtained, whether in the United States or internationally, as of the date of this Agreement (“Registered Intellectual Property”). Each item of Registered Intellectual Property is subsisting and unexpired and, to the knowledge of the Company and its Subsidiaries, valid and enforceable. All necessary registration, maintenance, renewal, and other relevant fees due through the date hereof have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining all Registered Intellectual Property in full force and effect. The Company or one of its Subsidiaries (i) solely and exclusively owns all rights, title and interests in the Owned Intellectual Property free and clear of any Liens other than Permitted Liens and orders of any Governmental Authority and (ii) has the right to use all other Intellectual Property used in the operation of the business of the Company and its Subsidiaries, as presently conducted (“Licensed Intellectual Property”). The Company Intellectual Property (in the case of Licensed Intellectual Property, when used within the scope of the applicable license, as applicable) constitutes all of the Intellectual Property necessary and sufficient to enable the Company and its Subsidiaries to conduct the business as currently conducted.

(b) (i) The conduct and operation of the business of the Company and its Subsidiaries are not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person, and have not in the past six years infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any Person, in each case in any material way; and (ii) to the knowledge of the Company and its Subsidiaries, no third party is infringing upon, misappropriating or otherwise violating any Owned Intellectual Property, or since the Reference Date has infringed upon, misappropriated, or otherwise violated any material Owned Intellectual Property or any material Licensed Intellectual Property to which the Company has an exclusive license. As of the date of this Agreement, the Company and its Subsidiaries have not received from any Person at any time since the Reference Date (or earlier, for matters that are or become unresolved) any written notice, or to the knowledge of the Company and its Subsidiaries any oral notice, that the Company or any of its Subsidiaries (x) is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person (including any unsolicited offer to license any Intellectual Property rights of a third party); or (y) challenging the ownership, right to use, validity, or enforceability of any Company Intellectual Property.

(c) (i) The Company and its Subsidiaries take, and since the Reference Date have taken, commercially reasonable actions and measures to protect and maintain (x) the sole ownership, confidentiality and value of all trade secrets and confidential information that is part of any Company Intellectual Property; and, (y) the security, confidentiality, value, continuous operation and integrity of the IT Systems and Software (and all data stored therein or transmitted thereby) owned by each of them; and (ii) except for consultants and other independent contractors engaged by the Company or any of its Subsidiaries in the ordinary course of business under written confidentiality agreements, no other Person possesses (or has any right to access or have disclosed) any material proprietary source code owned by the Company or its Subsidiaries.

(d) Schedule 5.19(d) sets forth a true and correct list of all third party Software (other than Open Source Technology) that is material to the Company and its Subsidiaries and incorporated or embedded in or linked or bundled with any Company Software by the Company. Except as set forth in Schedule 5.19(d), none of the source code for any material Company Software has been licensed by Company or any of its Subsidiaries, or to the knowledge of the Company and its Subsidiaries, used or accessed by, or provided by Company or any of its Subsidiaries to any Person other than employees, directors, consultants and contractors of the Company or its Subsidiaries who have entered into written confidentiality obligations with, or are bound by written confidentiality obligations to, the Company or its Subsidiaries, respectively, with respect to such source code. Neither the Company nor any of its Subsidiaries is a party to any Contract (or a party to any Contract obligating the Company and/or its Subsidiaries to enter into a Contract) requiring the deposit or delivery of any source code for any material Company Software.

(e) No Open Source Technology is or has been included, incorporated or embedded in, linked to, combined or distributed or made available with, or used in the design, development, delivery or provision of, any material Company Software in a manner that (i) subjects any Company Software or any product of the Company and its Subsidiaries to any “copyleft” license in a manner that requires the licensing, disclosure or distribution in source code format of any Owned Intellectual Property or Company Software, other than such unmodified Open Source Technology, (ii) imposes any restriction on the consideration to be charged for the distribution of any Owned Intellectual Property or Company Software, or (iii) grants to any third Person any licenses, rights or immunities under other Owned Intellectual Property or Company Software.

(f) The Company or one of its Subsidiaries owns, or has a valid right to access and use pursuant to a written agreement, all IT Systems used in connection with the business as currently conducted, and the IT Systems operate and perform substantially as needed by the Company and its Subsidiaries to adequately conduct the businesses as currently conducted. The Company and its Subsidiaries have adequate back-up and disaster recovery arrangements for the continued operation of its businesses in the event of a failure of its IT Systems that are, in the reasonable determination of the Company, in accordance with standard industry practice in all material respects. To the knowledge of the Company and its Subsidiaries, the Software owned by the Company and its Subsidiaries, and the IT Systems used in connection with the business as currently conducted, are each free of any malicious Software including viruses, worms and trojan horses, and material bugs, faults or other devices, errors, contaminants or material vulnerabilities, including any of the foregoing identified in the U.S. National Vulnerability Database maintained by the Department of Homeland Security and the National Institute of Standards and Technology (collectively, “Malware”) which may be used to gain access to, communicate information to third parties, alter, delete, destroy or disable any of its or any third party’s IT Systems or Software or which may in other ways cause damage to or abuse such IT Systems or Software. The Company has taken commercially reasonable efforts to ensure that its Software, and the IT Systems used in connection with the business as currently conducted, are each free from such Malware or vulnerabilities.

(g) The Company maintains and enforces, and since the Reference Date has maintained and enforced, policies and procedures compliant in all material respects with all applicable Data Security Requirements regarding data privacy and the protection of the confidentiality, integrity, and availability of Personal Information, and IT Systems that process such data, in each case, by or on behalf of the Company. The Company is, and since the Reference Date has been, in compliance in all material respects with all Data Security Requirements. Except as set forth on Schedule 5.19(h), since the Reference Date, there have been no material breaches, security incidents, misuse of or unauthorized access to or disclosure of any material confidential or sensitive information, payment card data, Personal Information, or other protected information relating to individuals in the possession or control of the Company or collected, used or processed by or on behalf of the Company. The Company has not received any notice of any claims of or investigations or inquiries related to, or been charged with, the violation of any Data Security Requirements. To the Company’s knowledge, there are no facts or circumstances that would reasonably form the basis of any such notice or claim.

(h) The execution, delivery, and performance of this Agreement shall not cause, constitute, or result in a breach or violation of any Data Security Requirement.

(i) Except as would not constitute a Material Adverse Effect, and other than SBIR rights, limited, restricted or government purpose rights, (i) neither the Company nor any of its Subsidiaries has granted rights to a Government Authority under any Company Owned Intellectual Property and (ii) there are no current or contingent usage rights, march-in rights, or manufacturing restrictions in or to (x) any Company Owned Intellectual Property or (y) any other Intellectual Property this is necessary to the conduct of the business as currently conducted.

Section 5.20 Environmental Matters. Except as would not constitute a Material Adverse Effect:

(a) the Company and its Subsidiaries are, and since the Reference Date have been, in compliance with all applicable Environmental Laws, which includes compliance with all Permits required under applicable Environmental Laws;

(b) the Company and its Subsidiaries hold all material Permits required under applicable Environmental Laws to permit the Company and its Subsidiaries to operate their assets in a manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted; and

(c) there are no written claims or notices of violation pending against or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violations of or liability under any Environmental Law or any violations or liability concerning any Hazardous Materials, nor is there any basis for any such claims or notices.

Other than Sections 5.04, 5.05, 5.08, 5.09, 5.12 and 5.16, this Section 5.20 provides the sole and exclusive representations and warranties of the Company in respect of environmental matters, including any and all matters arising under Environmental Laws.

Section 5.21 Absence of Changes.

(a) Since the date of the Most Recent Balance Sheet, no Material Adverse Effect has occurred.

(b) Since the date of the Most Recent Balance Sheet, except (i) as set forth on Schedule 5.21(b), (ii) for any commercially reasonable actions taken in response to COVID-19 Measures and (iii) in connection with the transactions contemplated by this Agreement and any other Transaction Agreement, through and including the date of this Agreement, the Company and its Subsidiaries have carried on their respective businesses and operated their properties in all material respects in the ordinary course of business.

(c) Since the date of the Most Recent Balance Sheet, except (i) as set forth on Schedule 5.21(c), (ii) for any commercially reasonable actions taken in response to COVID-19 Measures and (iii) in connection with the transactions contemplated by this Agreement and any other Transaction Agreement, neither the Company nor any of its Subsidiaries has taken or permitted to occur any action that, were it to be taken from and after the date hereof, would require the prior written consent of Acquiror pursuant to Section 8.01.

Section 5.22 Brokers’ Fees. Except as set forth on Schedule 5.22, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.

Section 5.23 Government Contracts.

(a) With respect to each Government Contract since the Reference Date, all representations and certifications and statements submitted by the Company and its Subsidiaries were accurate in all material respects as of their respective effective dates.

(b) Since the Reference Date, the Company and its Subsidiaries have complied with all terms and conditions of each Government Contract in all material respects and neither a Governmental Authority nor any prime contractor has provided written notice to the Company or any of its Subsidiaries, that the Company or any of its Subsidiaries have breached or violated any such Government Contract or any Law applicable to such Government Contract or of any investigation, audit, other than a routine audit, or proceeding in respect of such Government Contract by a Governmental Authority. Since the Reference Date, there has not existed any event, condition or omission that would constitute a material breach or violation of any Government Contract, whether by the passage of time or notice or both, by the Company or any Subsidiary.

(c) Neither the Company nor any of its Subsidiaries nor any of their respective senior management is, or since the Reference Date, has been, suspended or debarred from doing business with any Governmental Authority or has been declared non-responsible or ineligible for contracting with any Governmental Authority. To the knowledge of the Company, no circumstances exist that would reasonably warrant the institution of suspension or debarment proceedings against the Company, any of its Subsidiaries or any of their respective senior management.

(d) Since the Reference Date, neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation resulting in a voluntary or mandatory disclosure to any Governmental Authority with respect to any alleged or possible irregularity, misstatement or omission arising under or relating to a Government Contract.

(e) There exist no outstanding claims or disputes with the Company or any of its Subsidiaries, either by a Governmental Authority or by any prime contractor, subcontractor or vendor, arising under or relating to any Government Contract.

(f) No written termination for default, cure notice or show cause notice has been received by the Company or any of its Subsidiaries with respect to any Government Contract since the Reference Date.

(g) Since the Reference Date, (i) no Government Contract has been terminated for default, (ii) neither the Company nor any Subsidiary thereof, has received any written termination for default notice, cure notice, or show-cause notice from any Governmental Authority that remains unresolved, and (iii) neither the Company nor any Subsidiary thereof has received written notice of any disallowance of costs under any Government Contract or assessment of any penalty in writing, nor received in writing any material negative findings in any audit or investigation performed by any Governmental Authority.

(h) Each bid in respect of any Government Contract (whether successful or not) since the Reference Date or relating to any Government Contract entered into or in effect since the Reference Date, was made in compliance with Law in all material respects

Section 5.24 Related Party Transactions. Except for the Contracts set forth on Schedule 5.24, there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (other than the Company or any Subsidiary thereof), officer or director of the Company or, to the Company’s knowledge, any Affiliate of any of them, on the other hand (a “Related Party Contract”), except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service and (c) amounts paid pursuant to Company Benefit Plans.

Section 5.25 Registration Statement/Proxy Statement. None of the information relating to the Company or its Subsidiaries supplied or to be supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Registration Statement and the Proxy Statement will, (a) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act or (b) in the case of the Proxy Statement, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the Acquiror Stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by Acquiror or Merger Sub for inclusion or incorporation by reference in the Registration Statement, the Proxy Statement or any SEC Reports filed or furnished by Acquiror; or (b) any projections or forecasts included in the Registration Statement or the Proxy Statement.

Section 5.26 Sanctions and International Trade Compliance.

(a) Each of the Company and its Subsidiaries (i) are, and have been since the Reference Date, in compliance in all material respects with all Export Control Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the Export Control Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Action against any Company or any of its Subsidiaries related to any Export Control Laws or Sanctions Laws or any Export Approvals. The Company and its Subsidiaries are not organized, resident, or located in Cuba, Iran, North Korea, Syria, or the Crimea region of Ukraine.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of its Subsidiaries, (i) is, or has since the Reference Date, been a Sanctions Target or (ii) has transacted business directly or knowingly indirectly with any Sanctions Target or in any country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws, in violation of Sanctions Laws. The Company and its Subsidiaries have in place a system of internal controls designed to provide reasonable assurance that violations of Export Control Laws and Sanctions Laws will be prevented, detected, and deterred.

Section 5.27 Anti-Corruption. The Company and each of its Subsidiaries, and each of its and their owners, directors, officers, employees, and, to the knowledge of the Company, agents, and each other Person acting on its or their behalf, (i) is, and at all times has been, in compliance in all material respects with all applicable U.S. (federal, state, and local) non-U.S. anti-corruption laws, rules, and regulations, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “Anti-Corruption Laws”), and (ii) has not been charged with or convicted of violating any Anti-Corruption Laws, or received any notice, request, or citation, or been made aware of any allegation, government investigation, inquiry, action, charge, or proceeding with regard to a potential violation of any Anti-Corruption Laws. The Company and each of its Subsidiaries have in place a system of internal controls designed to provide reasonable assurances that it is in compliance in all material respects with all applicable Anti-Corruption Laws.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES

Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the SEC Reports filed or furnished by Acquiror prior to the date hereof (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 6.04 (Litigation and Proceedings); Section 6.06 (Financial Ability; Trust Account); Section 6.10 (Tax Matters); and Section 6.11 (Capitalization)), each Acquiror Party represents and warrants to Holdings and the Company as follows:

Section 6.01 Corporate Organization. Each of Acquiror and Merger Sub are duly incorporated and validly existing as a corporation or exempted company and in good standing (or equivalent status, to the extent such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, except where such failure to be in good standing which would not constitute an Acquiror Material Adverse Effect. Each of Acquiror and Merger Sub has the corporate or company power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted, except as would not be material to the Acquiror and Merger Sub, taken as a whole. The copies of the organizational documents of each of the Acquiror Parties previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Each of the Acquiror Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Each of the Acquiror Parties is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not constitute an Acquiror Material Adverse Effect.

Section 6.02 Due Authorization.

(a) Each of the Acquiror Parties has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of approval of the Acquiror Stockholder Matters by the Acquiror Stockholders, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors or equivalent governing body of the applicable Acquiror Party and, except for approval of the Acquiror Stockholder Matters by the Acquiror Stockholders, no other corporate or equivalent proceeding on the part of any Acquiror Party is necessary to authorize this Agreement or such Transaction Agreements or any Acquiror Party’s performance hereunder or thereunder. Acquiror has executed and delivered to Merger Sub a consent, in its capacity as the sole stockholder of Merger Sub, approving and adopting this Agreement in accordance with the DGCL, which consent shall be effective immediately following the Parties’ execution of this Agreement. By Acquiror’s execution and delivery hereof, it has provided all other approvals on behalf of the equityholder of Merger Sub required for the transactions contemplated hereby. This Agreement has been, and each such Transaction Agreement to which such Acquiror Party will be party, duly and validly executed and delivered by such Acquiror Party and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which such Acquiror Party will be party, will constitute a legal, valid and binding obligation of such Acquiror Party, enforceable against each Acquiror Party in accordance with its terms, subject to the Enforceability Exceptions.

(b) Assuming a quorum is present at the Special Meeting, as adjourned or postponed, the only votes of any of Acquiror’s shares necessary in connection with the entry into this Agreement by Acquiror, the consummation of the transactions contemplated hereby, including the Closing, and the approval of the Acquiror Stockholder Matters are as set forth on Schedule 6.02(b).

(c) At a meeting duly called and held, the board of directors of Acquiror has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Acquiror’s shareholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) adopted a resolution recommending to the shareholders of Acquiror approval of the transactions contemplated by this Agreement.

Section 6.03 No Conflict. Subject to the receipt of the consents, approvals, authorization and other requirements set forth in Section 6.05, the execution, delivery and performance of this Agreement and any Transaction Agreement to which any Acquiror Party is a party by such Acquiror Party and, upon receipt of approval of the Acquiror Stockholder Matters by the Acquiror Stockholders, the consummation of the transactions contemplated hereby or by any Transaction Agreement do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or any organizational documents of any Subsidiaries of Acquiror (including Merger Sub), (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Acquiror, any Subsidiaries of Acquiror (including Merger Sub) or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror or any Subsidiaries of Acquiror (including Merger Sub) is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or any Subsidiaries of Acquiror (including Merger Sub), except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches, defaults, terminations, accelerations, amendments, cancellations, revocations or modifications which would not constitute an Acquiror Material Adverse Effect.

Section 6.04 Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened, Actions and, to the knowledge of Acquiror, there are no pending or threatened investigations, in each case, against any Acquiror Party, or, to the knowledge of Acquiror, otherwise affecting any Acquiror Party or their respective assets, including any condemnation or similar proceedings, which, if determined adversely, would constitute an Acquiror Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon any Acquiror Party which would constitute an Acquiror Material Adverse Effect.

Section 6.05 Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of any Acquiror Party with respect to the execution or delivery of this Agreement by each Acquiror Party or any Transaction Agreement to which any of the Acquiror Parties is a party, as applicable, or the consummation of the transactions contemplated hereby or thereby, except for applicable requirements of the HSR Act, Securities Laws, the filing of the First Certificate of Merger in accordance with the DGCL and DLLCA, the filing of the Second Certificate of Merger in accordance with the DGCL and DLLCA, the NYSE, the applicable requirements and any approvals and filings that may be required in connection with the Domestication with the Registrar of Companies of the Cayman Islands under the Companies Act (as amended) of the Cayman Islands and any consents, approvals or authorizations, the absence of which would not constitute an Acquiror Material Adverse Effect.

Section 6.06 Financial Ability; Trust Account.

(a) As of the date hereof, there is at least $166,280,000 invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated November 23, 2020, by and between Acquiror and the Trustee on file with the SEC Reports of Acquiror as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated November 23, 2020. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. Since November 23, 2020, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the First Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the First Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the First Effective Time, no stockholder of Acquiror shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of Acquiror Class A Common Stock for redemption pursuant to the Acquiror Stockholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than stockholders of Acquiror who shall have elected to redeem their shares of Acquiror Class A Common Stock pursuant to the Acquiror Stockholder Redemption or the underwriters of Acquiror’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company and Holdings contained herein and the compliance by the Company and Holdings with their respective obligations hereunder, and subject to the terms and conditions of this Agreement, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

(c) Except for the Indebtedness under the First Lien Credit Agreement at the Closing and other Indebtedness of the Company which shall remain outstanding following the Closing, as of the date hereof, Acquiror and Merger Sub do not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 6.07 Brokers’ Fees. Except fees described on Schedule 6.07 (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror, Merger Sub or any of their respective Affiliates, including the Sponsor.

Section 6.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since Acquiror’s incorporation (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). The SEC Reports filed or furnished by Acquiror were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. No Acquiror Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports. No financial statements other than those of Acquiror are required by GAAP to be included in the consolidated financial statements of Acquiror.

(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c) Acquiror has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d) To Acquiror’s knowledge, each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required with respect to Acquiror by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 6.08, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or NYSE.

(e) There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of any Acquiror Party or any of their respective Subsidiaries of the nature required to be disclosed or reserved for in a balance sheet prepared in accordance with GAAP, except for liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for the financial statements and notes contained or incorporated by reference in the SEC Reports; (b) that have arisen since the date of the most recent balance sheet included in the financial statements and notes contained or incorporated by reference in the SEC Reports in the ordinary course of the operation of business of such Acquiror Party; (c) incurred in connection with the transactions contemplated by this Agreement; (d) that will be discharged or paid off prior to or at the Closing; or (e) that would not be material to the business of Acquiror and its Subsidiaries, taken as a whole.

(f) There are no outstanding loans or other extensions of credit made by any Acquiror Party to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of any Acquiror Party. No Acquiror Party has taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(g) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(h) To the knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.09 Business Activities.

(a) Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not constitute an Acquiror Material Adverse Effect. Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which it is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable. There is no agreement, commitment, or Governmental Order binding upon Merger Sub to which Merger Sub is a party which has or would have the effect of prohibiting or impairing any acquisition of property by Merger Sub other than as, individually or in the aggregate, which has not and would not constitute an Acquiror Material Adverse Effect.

(b) Acquiror and Merger Sub do not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Acquiror nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 9.03) or as set forth on Schedule 6.09(c), no Acquiror Party is, and at no time has been, party to any Contract with any other Person that would require payments by any Acquiror Party in excess of $10,000 monthly, $100,000 in the aggregate with respect to any individual Contract or more than $500,000 in the aggregate when taken together with all other Contracts with the Acquiror Parties (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 9.03) and Contracts set forth on Schedule 6.09(c)).

(d) Acquiror is an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“Jumpstart Act”) and has not taken any action that would cause Acquiror to not qualify as an “emerging growth company” within the meaning of the Jumpstart Act.

Section 6.10 Tax Matters.

(a) All material Tax Returns required by Law to be filed by Acquiror on or after the Closing Date have been filed (taking into account any validly obtained extensions of time within which to file), and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by any Acquiror Party have been paid, and since the date of the most recent audited financial statements, no Acquiror Party has incurred any material Tax liability outside the ordinary course of business other than Taxes resulting from the Transactions.

(c) Each Acquiror Party has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d) No Acquiror Party is currently, or since its incorporation has been, the subject of any material audit, administrative proceeding or judicial proceeding with respect to Taxes. No Acquiror Party has received any written notice from a Taxing Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of any Acquiror Party. No written claim has been made by any Governmental Authority in a jurisdiction where any Acquiror Party does not file a Tax Return that such entity is or may be subject to Taxes in that jurisdiction, which claim has not been resolved.

(e) No Acquiror Party has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(f) There are no Liens with respect to Taxes on any of the assets of any Acquiror Party, other than Liens for Taxes which are not yet due and payable.

(g) No Acquiror Party has been a member of an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Law) and does not have material liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor or (iii) by contract or otherwise (except, in each case, for liabilities pursuant to contracts entered into in the ordinary course of business not primarily relating to Taxes).

(h) No Acquiror Party is party to, or bound by, or has any material obligation to any Taxing Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements entered into in the ordinary course of business that are commercial contracts not primarily relating to Taxes).

(i) Acquiror has not distributed stock of another Person, or has had its shares distributed by another Person, in a transaction that was governed, or intended or reported to be governed, in whole or in part by Section 355 or Section 361 of the Code since January 1, 2018 or that would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated by this Agreement.

(j) No Acquiror Party has, and since their respective incorporation has never had, any material liability for any U.S. federal, state or local Taxes.

(k) Neither Acquiror Party will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) any “closing” agreement (or similar item under non-U.S. Law) with respect to Taxes with a Taxing Authority executed on or prior to the Closing; (C) installment sale or open transaction disposition made on or prior to the Closing; or (D) other than amounts received in the ordinary course of business, prepaid amounts received on or prior to the Closing.

(l) Neither Acquiror Party has taken any action (nor caused or permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from constituting an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

(m) Since the date of its incorporation, Acquiror has been classified as a corporation for U.S. federal, state and local income Tax purposes.

This Section 6.10 provides the sole and exclusive representations and warranties of the Acquiror Parties in respect of Tax matters.

Section 6.11 Capitalization.

(a) The authorized share capital of Acquiror is 252,200,000, divided into (i) 230,000,000 shares of Acquiror Class A Common Stock, (ii) 20,000,000 shares of Acquiror Class B Common Stock and (iii) 2,000,000 shares of Acquiror Preferred Stock of which (A) 16,377,622 shares of Acquiror Class A Common Stock are issued and outstanding as of the date of this Agreement, (B) 4,094,406 shares of Acquiror Class B Common Stock are issued and outstanding as of the date of this Agreement and (C) no shares of Acquiror Preferred Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Acquiror Common Stock and Acquiror Warrants (1) have been duly authorized and validly issued and are fully paid and nonassessable or valid and binding, as applicable, (2) were issued in compliance in all material respects with applicable Law and the constitutional documents of the Acquiror, (3) were not issued in breach or violation of any preemptive rights or Contract and (4) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the SEC Reports with respect to certain Acquiror Common Stock held by the Sponsors. As of the date hereof, Acquiror has issued 15,920,979 Acquiror Warrants that entitle the holder thereof to purchase Acquiror Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement.

(b) Immediately prior to the closing of the transactions contemplated by the Subscription Agreements and the completion of the Mergers, but following the consummation of the Domestication, the authorized capital stock of Acquiror will consist of 600,000,000 shares of capital stock, including (i) 500,000,000 shares of Acquiror Class A Common Stock, and (ii) 100,000,000 shares of Acquiror Preferred Stock of which Acquiror has committed to issue 10,000,000 shares of Acquiror Class A Common Stock to the PIPE Investors and to issue 4,094,406 shares of Acquiror Class A Common Stock upon the conversion Acquiror’s Class B Common Stock in accordance with that certain Sponsor Agreement and Acquiror will have up to 15,920,979 Acquiror Warrants issued and outstanding, of which (i) up to 5,406,541 will be issued to the Sponsor and (ii) 15,920,979 Acquiror Warrants will entitle the holder thereof to purchase Acquiror Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement.

(c) Except for this Agreement, the Acquiror Warrants and the Subscription Agreements, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Common Stock or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the SEC Reports, the Acquiror Organizational Documents or in the Sponsor Agreement, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror. Acquiror does not own any capital stock or any other equity interests in any other Person (other than Merger Sub) nor does it have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character with another Person under which such Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(d) Acquiror is the sole record and beneficial owner of all of the issued and outstanding capital stock of Merger Sub free and clear of any Liens. No Person other than Acquiror has any rights with respect to the equity interests of Merger Sub, and no other Person holds any capital stock of Merger Sub nor has any rights to acquire any interest in Merger Sub. There are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for capital stock of Merger Sub or equity interests of Merger Sub, or any other Contracts to which Merger Sub is a party or by which Merger Sub is bound obligating Merger Sub to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Merger Sub, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Merger Sub.

(e) To the knowledge of Acquiror, no Person and no syndicate or “group” (as defined in the Exchange Act and the rules thereunder) of a Person owns directly or indirectly beneficial ownership (as defined in the Exchange Act and the rules thereunder) of securities of Acquiror representing 35% or more of the combined voting power of the issued and outstanding securities of Acquiror.

Section 6.12 NYSE Stock Market Listing. Prior to the Domestication, the issued and outstanding units of the Acquiror, each such unit comprised of one share of Acquiror Class A Common Stock and one-half of one Acquiror Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “GNPK.U”. The issued and outstanding shares of Acquiror Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “GNPK”. Prior to the Domestication, the issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “GNPK.WS”. Acquiror is in compliance with the rules of the NYSE and there is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on the NYSE. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement. Acquiror has not received any notice from the NYSE or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Acquiror Class A Common Stock from the NYSE or the SEC.

Section 6.13 PIPE Investment.

(a) Acquiror has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by Acquiror with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide equity financing to Acquiror solely for purposes of consummating the Transactions in the aggregate amount of $100,000,000 (the “PIPE Investment Amount”). To the knowledge of Acquiror, with respect to each PIPE Investor, the Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect (other than as has been consented to in writing by the Company and Holdings), and no withdrawal, termination, amendment or modification is contemplated by Acquiror as of the date hereof. Each Subscription Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each PIPE Investor, and neither the execution or delivery by any party thereto nor the performance of Acquiror’s or, to the knowledge of Acquiror, any other Person’s obligations under any such Subscription Agreement violates any Laws. The Subscription Agreements provide that Holdings and the Company are third party beneficiaries of and entitled to enforce the applicable provisions specified therein. There are no other agreements, side letters, or arrangements between Acquiror and any PIPE Investor relating to any Subscription Agreement that would, individually or in the aggregate, reasonably be expected to affect the obligation of such PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreement of such PIPE Investors, and, as of the date hereof, Acquiror does not know of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Acquiror, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement and, as of the date hereof, Acquiror has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

(b) Except as set forth in the Subscription Agreements, no fees, consideration or other discounts are payable or have been agreed by Acquiror or any of its Subsidiaries (including, from and after the Closing, the Company and its Subsidiaries) to any PIPE Investor in respect of its PIPE Investment.

Section 6.14 Sponsor Agreement. Acquiror has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror as of the date hereof. The Sponsor Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party thereto’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of the Sponsor Agreement.

Section 6.15 Voting and Support Agreements. Acquiror has delivered to the Company true, correct and complete copies of each Voting and Support Agreement, executed by the applicable shareholders of Acquiror party thereto.

Section 6.16 Related Party Transactions. Except as described in the SEC Reports or in connection with the PIPE Investment, there are no transactions, Contracts, side letters, arrangements or understandings between any Acquiror Party, on the one hand, and any director, officer, employee, stockholder, shareholder, warrant holder or Affiliate of such Acquiror Party.

Section 6.17 Investment Company Act. Neither the Acquiror nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.18 Interest in Competitors. No Acquiror Party owns any interest, nor does any of its Affiliates insofar as such Affiliate-owned interests would be attributed to such Acquiror Party under the HSR Act or any other antitrust Law, in any entity or Person that derives revenues from any lines of products, services or business within any of the Company’s or any of its Subsidiaries’ lines of products, services or business.

Section 6.19 Acquiror Stockholders. No “foreign person,” “foreign government” or a “foreign entity,” in each case will acquire a “substantial interest” as defined in 31 C.F.R. Part 800.224 in the Company as a result of the Transaction such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no “foreign person” will have control (as defined in 31 C.F.R. Part 800.208) over the Company immediately following the Closing (except to the extent a foreign person has control (as defined in 31 C.F.R. Part 800.208) over the Company prior to the Closing).

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF HOLDINGS

Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), Holdings represents and warrants to Acquiror as follows:

Section 7.01 Corporate Organization of Holdings. Holdings has been duly formed, is validly existing as a limited liability company and is in good standing under the Laws of the State of Delaware and has all limited liability company power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted, except where such failure to be in good standing or to have such limited liability company power and authority would not constitute a Holdings Material Adverse Effect.

Section 7.02 Due Authorization. Holdings has the requisite limited liability company power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 5.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of managers of Holdings and no other limited liability company proceeding on the part of Holdings or any of its equityholders is necessary to authorize this Agreement or such Transaction Agreements or Holdings’ performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement (when executed and delivered by Holdings) will be, duly and validly executed and delivered by Holdings and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of Holdings, enforceable against Holdings in accordance with its terms, subject to the Enforceability Exceptions. The copy of the Holdings Board Approval provided to Acquiror prior to the date hereof is true, correct and complete, is effective and has not been revoked and is the only approval of the board of managers of Holdings or any of the equityholders of Holdings to approve relating to the Transaction Agreements, the transactions contemplated hereby and thereby and the performance of the obligations of Holdings hereunder and thereunder.

Section 7.03 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05, the execution, delivery and performance of this Agreement and each Transaction Agreement to which Holdings is party by Holdings and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of or default under, the certificate of formation or limited liability company agreement of Holdings or (b) violate any provision of, or result in the breach of or default by Holdings under, or require any filing, registration or qualification under, any applicable Law, except, in the case of clause (b), for such violations, conflicts, breaches, filings, registrations or qualifications that would not constitute a Holdings Material Adverse Effect.

Section 7.04 Litigation and Proceedings. There are no pending or, to the knowledge of Holdings, threatened, Actions and, to the knowledge of Holdings, there are no pending or threatened investigations, in each case, against Holdings, or otherwise affecting Holdings or its assets, including any condemnation or similar proceedings, which, if determined adversely, would constitute a Holdings Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon Holdings which would constitute a Holdings Material Adverse Effect.

Section 7.05 Ownership of Company Units. Holdings owns good and valid title to 100 Company Common Units free and clear of all Liens other than restrictions under applicable securities Laws and the Company’s limited liability company agreement. Other than the Company’s limited liability company agreement, such Company Common Units are not subject to any shareholders agreement, voting agreement, proxies, registration rights agreement or other similar agreements relating to the Company Common Units.

ARTICLE VIII

COVENANTS OF THE COMPANY AND HOLDINGS

Section 8.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement, set forth on Schedule 8.01 or consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (i) use its commercially reasonable efforts to operate its business in the ordinary course of business consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19 and it being understood and agreed that, any commercially reasonable action taken, or omitted to be taken, that relates to, or arises out of, COVID-19 shall be deemed to be in the ordinary course of business), (ii) use commercially reasonable efforts to maintain its goodwill and relationships with customers, suppliers, employees and other material business relations in the ordinary course of business and (iii) use its commercially reasonable efforts to continue to accrue and collect accounts receivable, accrue and pay accounts payable and other expenses, establish reserves for uncollectible accounts and manage inventory in accordance with past custom and practice (including, for the avoidance of doubt, recent past practice in light of COVID-19 and it being understood and agreed that, any commercially reasonable action taken, or omitted to be taken, that relates to, or arises out of, any COVID-19 shall be deemed to be in the ordinary course of business). Notwithstanding anything to the contrary contained herein, nothing herein shall prevent the Company or any of its Subsidiaries from taking or failing to take any commercially reasonable action, including the establishment of any commercially reasonable policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measures so long as, in each instance, prior to taking any such action that would otherwise violate this Section 8.01, the Company, to the extent reasonably practicable under the circumstances, provides Acquiror with advance notice of such anticipated action and consults with Acquiror in good faith with respect to such action, and (x) no such actions or failure to take such actions shall be deemed to violate or breach this Agreement in any way, (y) all such actions or failure to take such actions shall be deemed to constitute an action taken in the ordinary course of business and consistent with past practice and (z) no such actions or failure to take such actions shall serve as a basis for Acquiror to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied. Without limiting the generality of the foregoing, except as contemplated by this Agreement, as set forth on Schedule 8.01, as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), or as required by Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period, except as otherwise contemplated by this Agreement:

(a) change or amend the certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries, except as otherwise required by Law;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned Subsidiary of the Company to the Company or to any other wholly owned Subsidiaries of the Company;

(c) enter into, assume, assign, partially or completely amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or its Subsidiaries is a party or by which it or any of its Subsidiaries is bound;

(d) (i) issue, deliver, sell, transfer, pledge, dispose of, authorize or place any Lien (other than a Permitted Lien) on any shares of capital stock or any other equity or voting securities of the Company or any of its Subsidiaries or (ii) issue or grant any options, warrants or other rights to purchase or obtain any shares of capital stock or any other securities of the Company or any of its Subsidiaries;

(e) sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties of the Company and its Subsidiaries, taken as a whole, other than the sale or license of Software, goods and services to customers, or the sale or other disposition of assets or equipment deemed by the Company in its reasonable business judgment to be obsolete or unsalvageable, in each such case, in the ordinary course of business, or the license of Intellectual Property in the ordinary course of business or the lapse or expiration of issued or registered Intellectual Property at the end of the applicable statutory term;

(f) (i) cancel or compromise any material claim or material amount of Indebtedness owed to the Company or any of its Subsidiaries, (ii) settle any pending or threatened Action, (A) if such settlement would require payment by the Company in an amount greater than $500,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief or (C) to the extent such settlement involves a Governmental Authority or alleged criminal wrongdoing, or (iii) agree to modify in any respect materially adverse to the Company and its Subsidiaries any confidentiality or similar Contract to which the Company or any of its Subsidiaries are a party;

(g) except as otherwise required by Law or the terms of any existing Company Benefit Plans set forth on Schedule 5.13(a) as in effect on the date hereof, (i) increase the compensation or benefits of any Company Employee except for ordinary course increases in annual salary, hourly wage rates, or bonus opportunity for 2021 for all employees that do not exceed, in the aggregate, 4% of the aggregate salary, hourly wages or bonus amounts paid by the Company and its Subsidiaries as of the date hereof in respect of calendar year 2021, (ii) make any grant of any severance, retention or termination payment to any Person, except in connection with the promotion, hiring (to the extent permitted by clause (iii) of this paragraph) or termination of any employee in the ordinary course of business, (iii) hire or engage any employee of the Company or its Subsidiaries or any other individual who is providing or will provide services to the Company or its Subsidiaries, in either case, other than any employee with an annual base salary of less than

$200,000 in the ordinary course of business, (iv) except in the ordinary course of business, establish, adopt, enter into, amend in any material respect or terminate any Company Benefit Plan or any material plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, except as required by the terms of any existing Company Benefit Plan, (v) terminate (other than for Cause) any Company Employee with an annual base salary of more than $200,000; (vi) accelerate the vesting or payment of any compensation or benefits of any Company Employee, except in connection with the termination of any employee in the ordinary course of business, (vii) fund any payments or benefits that are payable or to be provided under any Company Benefit Plan, (viii) make any loan to any Company Employee (other than advancement of expenses in the ordinary course of business), or (ix) enter, amend or terminate any collective bargaining agreement or similar agreement with a labor union or labor organization;

(h) other than any transactions solely between or among the Company and/or its Subsidiaries or between and/or among the Company’s Subsidiaries, directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or any equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof other than in the ordinary course of business;

(i) make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to employees or officers of the Company or any of its Subsidiaries for expenses not to exceed $25,000 individually or $150,000 in the aggregate, (B) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business or (C) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business;

(j) enter into, assume, assign, partially or completely amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 5.12(a) or any lease related to the Leased Real Property, other than any Contract of a type required to be listed in subsections (i), (iv), (viii), (x) or (xii) in the ordinary course of business;

(k) redeem, purchase or otherwise acquire, any shares of capital stock (or other equity interests) of the Company or any of its Subsidiaries or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock (or other equity interests) of the Company or any of its Subsidiaries;

(l) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares of capital stock or other equity interests or securities of the Company or any of its Subsidiaries;

(m) make any change in its accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, other than as may be required by applicable Law or GAAP;

(n) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated by this Agreement);

(o) make or change any material Tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any material Tax, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment other than in the ordinary course, or enter into any Tax sharing or Tax indemnification agreement (except, in each case, for such agreements that are commercial contracts not primarily relating to Taxes);

(p) directly or indirectly, incur, or modify in any material respect the terms of, any Indebtedness, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness (other than Indebtedness under the existing First Lien Credit Facility of the Company and its Subsidiaries or capital leases entered into in the ordinary course of business);

(q) voluntarily fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices;

(r) enter into any Related Party Contract or amend in any material respect any existing Related Party Contract (excluding ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of the Company or its Subsidiaries and excluding transactions between or among the Company or any of its Subsidiaries);

(s) enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business or enter into a new line of business;

(t) make any capital expenditures that in the aggregate exceed $1,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditures budget for periods following the date hereof, made available to Acquiror;

(u) terminate or fail to renew (to the extent renewable) any material Permit which is necessary for the operation of the Company and its Subsidiaries in the ordinary course of business; or

(v) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 8.01.

Section 8.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure (provided that, in the case of clauses (y) or (z), to the extent possible, the Parties shall use commercially reasonable efforts to permit disclosure of such information in a manner that is compliant with applicable Law and preserves such privilege), the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the normal operation of the Company and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as Acquiror and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that Acquiror shall not be permitted to perform any environmental sampling at any Leased Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request pursuant to this Section 8.02 shall be made in a time and manner so as not to delay the Closing. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 8.03 HSR Act and Approvals.

(a) In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten Business Days after the date hereof with the notification and reporting requirements of the HSR Act; provided that, in the event the Federal Trade Commission and/or the U.S. Department of Justice is closed or not accepting such filings under the HSR Act (a “Government Closure”), such days shall be extended day-for-day, for each Business Day the Government Closure is in effect. The Company shall (i) use its reasonable best efforts to substantially comply with any Information or Document Requests and (ii) request early termination of any waiting period under the HSR Act.

(b) The Company shall promptly furnish to Acquiror copies of any notices or written communications received by the Company or any of its Affiliates from any third party or any Governmental Authority, and detail any substantive oral communications between the Company or any of its Affiliates and any Governmental Authority, with respect to the transactions contemplated by this Agreement, and the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of Acquiror. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(c) The Company shall cooperate in good faith with the Regulatory Consent Authorities and use their respective reasonable best efforts to undertake promptly any and all action required by a Regulatory Consent Authority to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and, with the prior written consent of the Acquiror, all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order by a Regulatory Consent Authority that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions, provided that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.03 or any other provision of this Agreement shall require or obligate the Company or any of its Subsidiaries or Affiliates to (i) proffer, consent and/or agree to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or any of its Subsidiaries or Affiliates or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or any of its Subsidiaries or Affiliates or (ii) effect the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, and further provided, that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.03 or any other provision of this Agreement shall require or obligate the Company or any other Person to take any actions with respect to the Company’s Affiliates (other than the Company or any Subsidiary thereof) and any investment funds or investment vehicles affiliated with, or managed or advised by, Holdings’ or any portfolio company (as such this term is commonly understood in the private equity industry) or investment of Holdings’ Affiliates or of any such investment fund or investment vehicle.

(d) Except as required by this Agreement, the Company shall not acquire or agree to acquire any equity interests, business or material assets of any business that would reasonably be expected to materially impair or delay the receipt of approval of the transactions contemplated hereby by the Regulatory Consent Authorities or the receipt of a grant of early termination in respect of any waiting period under the HSR Act.

Section 8.04 No Claim Against the Trust Account. The Company and Holdings each acknowledges that it has read Acquiror’s final prospectus, dated November 23, 2020 and other SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company and Holdings further acknowledges and agrees that Acquiror’s sole assets consist of (i) the cash proceeds of Acquiror’s initial public offering and private placement of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders and (ii) its rights under any Contract. The Company and Holdings further acknowledges that, if the transactions contemplated by this Agreement, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by May 23, 2022 or such later date as approved by the stockholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, each of the Company and Holdings (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account or any trustee of the Trust Account or otherwise to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 8.04 shall survive the termination of this Agreement for any reason; provided, that nothing herein shall serve to limit or prohibit the Company’s or Holdings’ right to pursue a claim against Acquiror or any of its Affiliates for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than as contemplated by this Agreement) or pursuant to Section 13.13 for specific performance or other injunctive relief.

Section 8.05 Proxy Solicitation; Other Actions.

(a) The Company agrees to use reasonable best efforts to provide Acquiror as promptly as reasonably practicable after the date hereof, the Required Financials, in each case, prepared in accordance with GAAP and Regulation S-X and accompanied by a signed audit opinion from the independent auditor auditing the applicable Required Financials and, in the case of the

PCAOB Financials, audited in accordance with the auditing standards of the PCAOB. The Company shall be available to, and the Company and its Subsidiaries shall use commercially reasonable efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with (A) the drafting of the Registration Statement and the Proxy Statement and (B) responding in a timely manner to comments on the Registration Statement and the Proxy Statement from the SEC.

(b) From and after the date on which the Registration Statement is declared effective under the Securities Act, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is or becomes known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omits to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror, or any not required, pursuant to this Section 8.05 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

Section 8.06 Certain Transaction Agreements. Except to the extent approved in writing by Acquiror, neither Holdings nor the Company shall permit any amendment or modification to be made to any Voting and Support Agreement to the extent that such amendment or modification would reasonably be expected to materially and adversely affect or delay the closing of the Transactions. Holdings and the Company shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to Holdings and the Company in each Voting and Support Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement, except to the extent that the vote(s) of the holder(s) of outstanding shares of Acquiror Common Stock entitled to vote at the Special Meeting party thereto is reasonably determined by Holdings and the Company not to be required or necessary in order to obtain approval of Acquiror Stockholder Matters or to the extent that the failure of Holdings or the Company to enforce such rights would not reasonable be expected to materially and adversely affect the closing of the Transactions. Without limiting the generality of the foregoing, Holdings and the Company shall give Acquiror, prompt written notice: (a) of any breach or default (or any threatened breach or default) by any party to any Voting and Support Agreement known to Holdings or the Company; or (b) of the receipt of any written notice or other written communication from any other party to any Voting and Support Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

Section 8.07 Termination of Certain Agreements. On and as of the Closing, the Company shall take all actions necessary to cause the Contracts listed on Schedule 8.07 to be terminated without any further force and effect without any cost or other liability or obligation to the Company or its Subsidiaries (as applicable), and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

Section 8.08 FIRPTA. At the Closing, Holdings shall deliver to Acquiror a properly completed and duly executed IRS Form W-9.

ARTICLE IX

COVENANTS OF ACQUIROR

Section 9.01 HSR Act and Regulatory Approvals.

(a) In connection with the transactions contemplated by this Agreement, Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten Business Days after the date hereof with the notification and reporting requirements of the HSR Act; provided that, in the event there is a Government Closure, such days shall be extended day-for-day, for each Business Day the Government Closure is in effect. Acquiror shall use its reasonable best efforts to substantially comply with any Information or Document Requests.

(b) Acquiror shall, if permitted by the Federal Trade Commission or Department of Justice under then applicable Law, request early termination of any waiting period under the HSR Act and use its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and use its reasonable best efforts to undertake promptly any and all action required by a Regulatory Consent Authority to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and, with the prior written consent of the Company, all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order by a Regulatory Consent Authority that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Termination Date. provided, that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 9.01 or any other provision of this Agreement shall require or obligate Acquiror or any other Person to take any actions with respect to Acquiror’s Affiliates, the Sponsor, any PIPE Investor, or any of the respective Affiliates of any the foregoing (the “Excluded Persons”) or any investment funds or investment vehicles affiliated with, or managed or advised by, any Excluded Person, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of any Excluded Person or of any such investment fund or investment vehicle. The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the transactions contemplated hereby but requiring any of the assets or lines of business of Acquiror to be sold, licensed or otherwise disposed or held separate thereafter (including the business and assets of the Company and its Subsidiaries) shall not be deemed a failure to satisfy any condition specified in Article XI.

(d) Acquiror shall promptly furnish to the Company copies of any notices or written communications received by Acquiror or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed written communications by Acquiror and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority in respect of the transactions contemplated by this Agreement without the written consent of the Company. Acquiror agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e) Except as required by this Agreement, Acquiror shall not to acquire or agree to acquire any equity interests, business or material assets of any business that would, that would reasonably be expected to materially impair or delay the receipt of approval of the transactions contemplated hereby by the Regulatory Consent Authorities or the receipt of a grant of early termination in respect of any waiting period under the HSR Act.

Section 9.02 Indemnification and Insurance.

(a) From and after the First Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director, manager and officer of the Company and Acquiror and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law and indemnification and advancement for any expenses or other costs incurred by any such Person to enforce the provisions of this Section to the fullest extent permitted by applicable Law). Without limiting the foregoing, Acquiror shall cause the Surviving Entity and each of its Subsidiaries to, (i) maintain for a period of not less than six years from the First Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification, exculpation and exoneration (including provisions relating to expense advancement) of current or former officers and directors/managers that are no less favorable to those Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six years from the First Effective Time, Acquiror shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror or its Subsidiaries be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company and its Subsidiaries for such insurance policy for the year ended December 31, 2020; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the First Effective Time (the “D&O Tail”) and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 9.02 shall be continued in respect of such claim until the final disposition thereof.

(c) Acquiror and the Company hereby acknowledge (on behalf of themselves and their respective Subsidiaries) that the indemnified Persons under this Section 9.02 may have certain rights to indemnification, advancement of expenses and/or insurance provided by current stockholders, members, or other Affiliates of such stockholders or members (“Indemnitee Affiliates”) separate from the indemnification obligations of the Acquiror, the Company and their respective Subsidiaries hereunder. The Parties hereby agree (i) that the Acquiror, the Company and their respective Subsidiaries are the indemnitors of first resort (i.e., its obligations to the indemnified Persons under this Section 9.02 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the indemnified Persons under this Section 9.02 are secondary), (ii) that the Acquiror, the Company and their respective Subsidiaries shall be required to advance the full amount of expenses incurred by the indemnified Persons under this Section 9.02 and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by the Acquiror’s, the Company’s and their respective Subsidiaries’ governing documents or any director or officer indemnification agreements, without regard to any rights the indemnified Persons under this Section 9.02 may have against any Indemnitee Affiliate, and (iii) that the Parties (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 9.02 shall survive the consummation of the First Merger and the Second Merger indefinitely and shall be binding, jointly and severally, on Acquiror, the Surviving Company and the Surviving Entity and all successors and assigns of Acquiror, the Surviving Company and the Surviving Entity. In the event that Acquiror, the Surviving Company or the Surviving Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror, the Surviving Company or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 9.02.

(e) The obligations under this Section 9.02 shall not be terminated or modified, in each case, following the Closing, in such a manner as to affect adversely any indemnified Person or Indemnitee Affiliate to whom this Section 9.02 applies without the consent of such affected indemnified Person or Indemnitee Affiliate. The provisions of this Section 9.02 are intended for the benefit of, and will be enforceable by (as express third-party beneficiaries), each Indemnitee Affiliate and each current and former officer, director, manager or similar functionary of the Company and its Subsidiaries and his or her heirs and representatives, successors and assigns and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had by contract or otherwise.

Section 9.03 Conduct of Acquiror During the Interim Period.

(a) During the Interim Period, except as required in consummation of the Domestication, as set forth on Schedule 9.03 or as contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied, except, in the case of clauses (i), (ii), (iv), (vi) and (vii) below, as to which the Company’s consent may be granted or withheld in its sole discretion), Acquiror shall not and each shall not permit any of its Subsidiaries to:

(i) change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of Merger Sub;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding shares or capital stock (as applicable) of, or other equity interests in, Acquiror; (B) split, subdivide, combine, consolidate, convert or reclassify any shares or capital stock (as applicable) of, or other equity interests in, Acquiror; or (C) other than in connection with the Acquiror Stockholder Redemption or as otherwise required by the Acquiror Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares or capital stock (as applicable) of, or other equity interests in, Acquiror;

(iii) make, change or revoke any material tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any material Tax, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment other than in the ordinary course of business, or enter into any Tax sharing or Tax indemnification agreement (except, in each case, for such agreements that are commercial contracts not primarily relating to Taxes);

(iv) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, (x) the Sponsors or anyone related by blood, marriage or adoption to any Sponsor and (y) any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(v) waive, release, compromise, settle (or make any settlement or similar offer) or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle (or make any settlement or similar offer) any liability;

(vi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness; or

(vii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any shares or capital stock (as applicable) of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, Acquiror or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (x) issuance of Acquiror Class A Common Stock in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or (y) issuance of Acquiror Class A Common Stock at not less than $10 per share on the terms set forth in the Subscription Agreements or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein.

(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement and the Transaction Agreements.

Section 9.04 PIPE Investment. Unless otherwise approved in writing by Holdings and the Company, no Acquiror Party shall permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), of any provision or remedy under, or any replacements of, any of the Subscription Agreements in a manner adverse to Holdings, Acquiror or the Company. Acquiror shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Acquiror in the Subscription Agreements and otherwise comply with its obligations thereunder; (ii) in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at or prior to Closing; (iii) confer with the Company regarding timing of the Expected Closing Date (as defined in the Subscription Agreements); (iv) deliver any required notices to counterparties to the Subscription Agreements sufficiently in advance of the Closing to cause them, in the event that all conditions to the counterparties’ obligations to fund in the Subscription Agreements are satisfied (other than those conditions that by their nature are to be satisfied at Closing), to fund their obligations as far in advance of the Closing as permitted by the Subscription Agreements; and (v) without limiting Holdings’ and the Company’s rights to enforce certain provisions of such Subscription Agreements thereunder or pursuant to Section 13.13, enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to pay to (or as directed by) Acquiror the applicable portion of the PIPE Investment Amount, as applicable, set forth in the Subscription Agreements in accordance with their terms. Without limiting the generality of the foregoing, Acquiror shall give the Company prompt written notice: (A) of any amendment to any Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (B) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any Subscription Agreement known to Acquiror; (C) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (D) if Acquiror does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the PIPE Investors as contemplated by the Subscription Agreements. Acquiror shall deliver all notices it is required to deliver under the Subscription Agreements on a timely basis in order to cause, in the event that all conditions to the counterparties’ obligations to fund in the Subscription Agreements are satisfied (other than those conditions that by their nature are to be satisfied at Closing), the PIPE Investors to consummate the PIPE Investment concurrently with the Closing and shall take all actions required under any Subscription Agreements with respect to the timely issuance and delivery of any physical certificates evidencing the shares of Acquiror Class A Common Stock as and when required under any such Subscription Agreements.

Section 9.05 Certain Transaction Agreements. Unless otherwise approved in writing by Holdings and the Company, no Acquiror Party shall permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), of any provision or remedy under, or any replacement of, the Sponsor Agreement or Forfeiture Agreement. Acquiror shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to Acquiror in the Sponsor Agreement and Forfeiture Agreement and otherwise comply with its obligations thereunder and to enforce its rights thereunder. Without limiting the generality of the foregoing, Acquiror shall give the Company, prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to the Sponsor Agreement, Forfeiture Agreement or any Voting and Support Agreement known to Acquiror; (B) of the receipt of any written notice or other written communication from any other party to the Sponsor Agreement, Forfeiture Agreement or any Voting and Support Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

Section 9.06 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which (x) relates to the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) in the opinion of legal counsel of the Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure (provided that, in the case of clauses (y) or (z), to the extent possible, the Parties use commercially reasonable efforts to permit disclosure of such information in a manner that is compliant with applicable Law and preserves such privilege), Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the normal operation of the Acquiror and so long as permissible under applicable Law, their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror and its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Second Effective Time.

Section 9.07 Acquiror NYSE Listing. From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Class A Common Stock and Acquiror Warrants to be listed on, the NYSE. After the Closing, Acquiror shall use best efforts to continue the listing for trading of the Acquiror Class A Common Stock and Acquiror Warrants on the NYSE.

Section 9.08 Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 9.09 Trust Account. Upon satisfaction or waiver of the conditions set forth herein (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement and the Acquiror Organizational Documents, at the Closing, Acquiror: (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, including providing the Trustee with that certain trust termination letter (“Trust Termination Letter”) and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable: (A) to stockholders who have properly elected to have their Acquiror Class A Common Stock converted to cash in accordance with the provisions of the Acquiror Organizational Documents; (B) for income tax or other tax obligations of Acquiror prior to Closing; (C) to the underwriters of the initial public offering of Acquiror with respect to the Deferred Discount; (D) for any transaction costs of Acquiror; and (E) as repayment of loans and reimbursement of expenses to directors, officers and stockholders of Acquiror; and (b) thereafter, the Trust Agreement shall terminate, except as otherwise provided therein.

Section 9.10 Section 16 Matters. Prior to the First Effective Time, Acquiror shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Acquiror Class A Common Stock or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or would reasonably be expected to be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 9.11 Acquiror Board of Directors. The Parties shall use commercially reasonable efforts to ensure that the individuals listed on Schedule 9.11 and the other persons identified by the applicable Party following the date hereof are elected and appointed as directors of Acquiror effective at the Closing; provided, that any such individuals not listed on Schedule 9.11 shall be identified as promptly as practicable following the date hereof (but in no event later than the date on which the Registration Statement is filed with the SEC).

Section 9.12 Qualification as Emerging Growth Company. Acquiror shall, at all times during the period from the date hereof until the occurrence of the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“Jumpstart Act”); and (b) not take any action that would cause Acquiror to not qualify as an “emerging growth company” within the meaning of the Jumpstart Act.

Section 9.13 Incentive Equity Plan; Employee Stock Purchase Plan. Prior to the Closing Date, Acquiror shall approve, and subject to approval of the stockholders of Acquiror, adopt, a management incentive equity plan, the proposed form and terms of which shall be prepared and delivered by Acquiror to the Company and shall be mutually agreed by Acquiror and the Company prior to the Closing Date (the “Incentive Equity Plan”), reserving an amount of shares of Acquiror Class A Common Stock for grant thereunder equal to ten percent and a half (10.5%) of the fully diluted equity of the Surviving Entity and providing that the number of shares of Acquiror Class A Common Stock reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the 2022 fiscal year in an amount equal to two percent (2%) of the shares of Acquiror Class A Common Stock outstanding on the last day of the immediately preceding fiscal year or such lesser amount as determined by the board of directors of the Surviving Entity. Prior to the Closing Date, Acquiror shall approve, and subject to approval of the stockholders of Acquiror, adopt, an employee stock purchase plan, the proposed form and terms of which shall be prepared and delivered by Acquiror to the Company and shall be mutually agreed by Acquiror and the Company prior to the Closing Date.

Section 9.14 Names Changes. As soon as practicable after the Second Effective Time, on the Closing Date, Acquiror shall cause (i) Cosmos Finance, LLC, a Delaware limited liability company, to change its name to “Redwire Intermediate Holdings, LLC”, (ii) Cosmos Acquisition, LLC, a Delaware limited liability company, to change its name to “Redwire Holdings, LLC” and (iii) Acquiror to change its name to “Redwire Corporation”.

ARTICLE X

JOINT COVENANTS

Section 10.01 Support of Transaction. Without limiting any covenant contained in Article VIII or Article IX, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 8.03 and Section 9.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 10.01, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions; provided that, Holdings and the Company shall not be required to seek any such required consents or approvals of third party counterparties to Material Contracts with the Company or its Subsidiaries to the extent such Material Contract is otherwise terminable at will, for convenience or upon or after the giving of notice of termination by a party thereto unless otherwise agreed in writing by the Company, and (c) take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in Article XI or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub, Holdings, the Company or any of its Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party or otherwise required in connection with the consummation of the Transactions. Without breach of any representation, warranty, covenant or agreement of Holdings or the Company under this Agreement or the Confidentiality Agreement and notwithstanding anything to the contrary contained herein or therein, the Company, Holdings or any of their respective Subsidiaries and Affiliates may purchase and/or sell (but may not redeem (including through the Acquiror Stockholder Redemption)) shares of Acquiror Class A Common Stock at any time prior to the Closing; provided that, the Company and Holdings shall cause all shares so acquired that are owned by the Company, Holdings or any of their respective Subsidiaries or Affiliates as of the record date established pursuant to Section 10.02(b) to be voted in favor of each of the Acquiror Stockholder Matters.

Section 10.02 Proxy Statement; Acquiror Special Meeting.

(a) Proxy Statement.

(i) As promptly as practicable (and in any event on or prior to the later of (i) the tenth Business Day following the delivery of the Required Financials pursuant to the first sentence of Section 8.05(a) and (ii) April 12, 2021), Acquiror shall, in accordance with this Section 10.02(a), prepare and file with the SEC, in preliminary form, a registration statement on Form S-4 in connection with the Transactions (together with the Proxy

Statement contained therein and as amended or supplemented, the “Registration Statement”). The Proxy Statement shall be for the purpose of, among other things: (A) providing Acquiror’s shareholders with the opportunity to redeem shares of Acquiror Class A Common Stock by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Special Meeting (the “Acquiror Stockholder Redemption”); and (B) soliciting proxies from holders of Acquiror Class A Common Stock to vote at the Special Meeting, as adjourned or postponed, in favor of: (1) the adoption of this Agreement and approval of the Transactions (including the Domestication and the Mergers); (2) the issuance of shares of Acquiror Class A Common Stock in connection with the First Merger and under the Subscription Agreements (including as may be required under the NYSE); (3) the amendment and restatement of the Amended and Restated Memorandum and Articles of Association in the form of the Acquiror Charter attached as Exhibit A hereto; (4) the adoption and approval of certain differences to the Amended and Restated Memorandum and Articles of Association in the form of the Acquiror Charter attached as Exhibit A hereto; (5) the approval of the adoption of the Incentive Equity Plan; and (6) any other proposals the Parties agree are necessary or desirable to consummate the Transactions (collectively, the “Acquiror Stockholder Matters”). Without the prior written consent of the Company, the Acquiror Stockholder Matters shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by the Acquiror’s shareholders at the Special Meeting, as adjourned or postponed. The Registration Statement, at the time it becomes effective, will comply as to form and substance with the applicable requirements of the Securities Act and Exchange Act and the rules and regulations thereunder. Acquiror shall (I) cause the Proxy Statement to be mailed to its shareholders of record, as of the record date to be established by the board of directors of Acquiror in accordance with Section 10.02(b) and in accordance with the Amended and Restated Memorandum and Articles of Association, as promptly as practicable (but in no event later than three (3) Business Days except as otherwise required by applicable Law) following the date the Registration Statement is declared effective under the Securities Act, the “Effectiveness Date”) and (II) promptly commence a “broker search” in accordance with Rule 14a-12 of the Exchange Act.

(ii) Prior to filing with the SEC, Acquiror will make available to the Company drafts of the Registration Statement and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Registration Statement or such other documents and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Acquiror shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned, delayed or denied). Acquiror will advise the Company promptly after it receives notice thereof, of: (A) the time when the Registration Statement has been filed; (B) in the event the Registration Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) in the event the Registration Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Registration Statement; (E) any request by the SEC for amendment of the Registration Statement; (F) any comments from the SEC relating to the Registration Statement and responses thereto; (G) the issuance of any stop order by the SEC; and (H) requests by the SEC for additional information. Acquiror shall respond to any SEC comments on the Registration Statement as promptly as practicable (and in any event within 10 Business Days following receipt by Acquiror of any such SEC comments except to the extent due to the failure by the Company to timely provide information required to respond to such SEC comments) and shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable; provided, that prior to responding to any requests or comments from the SEC, Acquiror will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts.

(iii) If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Acquiror shall promptly file an amendment or supplement to the Registration Statement containing such information; provided, that prior to filing such amendment or supplement, Acquiror will make available to the Company drafts of such amendment or supplement and provide the Company with a reasonable opportunity to comment on such drafts. If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Company, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform Acquiror of such information, event or circumstance.

(iv) Acquiror shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. The Company agrees to use commercially reasonable efforts to promptly provide Acquiror with all information concerning the business, management, operations and financial condition of the Company and its Subsidiaries, in each case, as reasonably requested by Acquiror for inclusion in the Registration Statement. Without limiting the generality of the foregoing, the Company shall use its commercially reasonable efforts to cooperate with Acquiror in connection with the preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X. The Company shall use its commercially reasonable efforts to cause its managers, directors and officers to be reasonably available to Acquiror and its counsel and other advisors in connection with the drafting of the Registration Statement and the Proxy Statement and any other filing required to be made in connection with the Transactions by Acquiror and respond in a timely manner to comments on the Registration Statement, the Proxy Statement or such other filings.

(b) Acquiror Special Meeting. Acquiror shall, prior to or as promptly as practicable following the Effectiveness Date (and in no event later than the date the Proxy Statement is required to be mailed in accordance with Section 10.02(a)), establish a record date (which date shall be mutually agreed with the Company) for, duly call and give notice of (in each case, in accordance with the provisions of the Amended and Restated Memorandum and Articles of Association), the Special Meeting. Acquiror shall convene and hold an extraordinary general meeting of Acquiror’s shareholders, for the purpose of obtaining the approval of the Acquiror Stockholder Matters (the “Special Meeting”), which meeting shall be held not more than 25 days after the date on which Acquiror commences the mailing of the Proxy Statement to its shareholders. Acquiror shall use its reasonable best efforts to take all actions necessary (in its discretion or at the reasonable request of the Company) to obtain the approval of the Acquiror Stockholder Matters at the Special Meeting, including as such Special Meeting may be adjourned or postponed in accordance with this Agreement and the Amended and Restated Memorandum and Articles of Association, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of the Acquiror Stockholder Matters. Acquiror shall include the Acquiror Board Recommendation in the Proxy Statement. The board of directors of Acquiror shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation for any reason. Acquiror agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the Acquiror Stockholder Matters shall not be affected by any intervening event or circumstance, and Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its shareholders the Acquiror Stockholder Matters, in each case in accordance with this Agreement and the Amended and Restated Memorandum and Articles of Association, regardless of any intervening event or circumstance. Notwithstanding anything to the contrary contained in this Agreement, Acquiror shall only be entitled to (and, in the case of the following clauses (ii) and (iii), at the request of the Company, shall) postpone or adjourn the Special Meeting for a period of no longer than 15 days: (i) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of Acquiror has determined in good faith is required by applicable Law is disclosed to Acquiror’s shareholders and for such supplement or amendment to be promptly disseminated to Acquiror’s shareholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Acquiror Class A Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) in order to solicit additional proxies from shareholders for purposes of obtaining approval of the Acquiror Stockholder Matters; or (iv) only with the prior written consent of the Company, for purposes of satisfying the condition set forth in Section 11.03(c) hereof; provided, that, notwithstanding any longer adjournment or postponement period specified at the beginning of this sentence, in the event of any such postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved and, in each case, in accordance with the provisions of the Amended and Restated Memorandum and Articles of Association.

Section 10.03 Exclusivity.

(a) During the Interim Period, neither the Company nor Holdings shall take, nor shall such Persons permit any of their respective Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than Acquiror and/or any of its Affiliates or Representatives) concerning any purchase of any of the Company’s or Holding’s equity securities or the issuance and sale or registration or listing of any securities of, or membership interests in, the Company, Holdings or their respective Subsidiaries (other than any purchases of equity securities by the Company or Holdings from employees of the Company, Holdings or their respective Subsidiaries) or any merger or sale of assets involving the Company, Holdings or their respective Subsidiaries, other than immaterial assets or assets sold in the ordinary course of business (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”); provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 10.03(a). The Company and Holdings shall, and shall cause their respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) During the Interim Period, Acquiror shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its equityholders and their respective Affiliates and Representatives; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 10.03(b). Acquiror shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Section 10.04 Tax Matters.

(a) Notwithstanding anything to the contrary contained herein, Acquiror shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions. Acquiror shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the Company and each of its Subsidiaries will join in the execution of any such Tax Returns.

(b) For U.S. federal income tax purposes (and for purposes of any applicable state or local income Tax that follows the U.S. federal income Tax treatment), the Parties intend that (i) the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (ii) the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder (the “Intended Income Tax Treatment”). The Parties will prepare and file all Tax Returns consistent with the Intended Income Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to promptly notify all other Parties in writing of any challenge to the Intended Income Tax Treatment by any Governmental Authority (with such notice including a copy of any such challenge).

(c) No Party shall take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the First Merger and Second Merger from so qualifying for the Intended Income Tax Treatment.

(d) The Company, Acquiror and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(e) Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns and any audit or Tax proceeding. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 10.05 Other Filings; Press Release.

(a) As promptly as practicable after execution of this Agreement, Acquiror will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing by the Company (such approval not to be unreasonably withheld, conditioned or delayed).

(b) Promptly after the execution of this Agreement, Acquiror and Company shall issue a mutually agreed joint press release announcing the execution of this Agreement.

(c) Acquiror shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountants, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”), the form and substance of which shall be approved in advance in writing by the Company (such approval not to be unreasonably withheld, conditioned or delayed). Prior to Closing, the Company and Acquiror shall prepare a mutually agreed joint press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Substantially concurrently with the Closing, Acquiror shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Acquiror shall file the Closing Form 8-K with the SEC.

Section 10.06 Confidentiality; Publicity

(a) Each Party acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. The Company acknowledges that, in connection with the PIPE Investment, Acquiror shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the PIPE Investors, which information may include Evaluation Material (as defined in the Confidentiality Agreement); provided, that, Acquiror provides the Company with a reasonable opportunity to review and provide comments to such presentation and the Company consents to the contents thereof.

(b) None of Holdings, Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of Holdings, the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws or the rules of any national securities exchange), in which case Holdings, Acquiror or the Company, as applicable, shall use their reasonable best efforts to obtain such consent with respect to such announcement or communication with the other Party, prior to announcement or issuance; provided, however, that, subject to this Section 10.06, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided, further, that subject to Section 8.02 and this Section 10.06, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; provided, further, that notwithstanding anything to the contrary in this Section 10.06(b), nothing herein shall modify or affect Acquiror’s obligations pursuant to Section 10.02.

Section 10.07 Domestication. Prior to Closing and subject to the receipt of the requisite approval of the Acquiror Stockholder Matters, Acquiror shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, together with the Acquiror Charter, in each case, in accordance with the provisions thereof and the DGCL, (b) completing and making and procuring all Acquiror Domestication Documents are filed with the Registrar of Companies of the Cayman Islands under Cayman Islands Companies Act (as amended) in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Registrar of Companies of the Cayman Islands. Immediately prior to the Closing, Acquiror shall cause the Acquiror Bylaws to become the bylaws of Acquiror. Acquiror shall cause the board of directors of Acquiror to act by consent to take the following actions, with such consent effective immediately following the Domestication: (A) approve, confirm and ratify all actions theretofore taken by or on behalf of Acquiror pursuant to this Agreement (including for purposes of Section 203 of the DGCL to the extent it is applicable), (B) confirm such board’s approval and adoption of, and to declare advisable, the First Merger and the Second Merger, and (C) approve, confirm and ratify the issuance of capital stock of Acquiror pursuant to each of the transactions contemplated by this Agreement.

ARTICLE XI

CONDITIONS TO OBLIGATIONS

Section 11.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a) HSR Approval. The applicable waiting period(s) under the HSR Act in respect of the Transactions (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the U.S. Federal Trade Commission and/or the U.S. Department of Justice, as applicable) shall have expired or been terminated.

(b) No Prohibition. There shall not be in force any Law enjoining or prohibiting the consummation of the Transactions or having the effect of making the Transactions illegal.

(c) Net Tangible Assets. Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Acquiror Stockholder Redemption.

(d) Stockholder Approval. The approval of the Acquiror Stockholder Matters shall have been duly obtained in accordance with the DGCL, Cayman Islands Law, the Acquiror Organizational Documents and the rules and regulations of the NYSE.

(e) Domestication. The Domestication shall have been completed in accordance with the terms of this Agreement, the Acquiror Charter shall have been filed with the Secretary of State of the State of Delaware, substantially in the form attached hereto as Exhibit A, and Acquiror shall have adopted the Acquiror Bylaws, substantially in the form attached hereto as Exhibit B.

(f) NYSE Approval. The Closing Share Consideration shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 11.02 Additional Conditions to Obligations of Acquiror Parties. The obligations of the Acquiror Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in Section 5.01 (Corporate Organization of the Company), Section 5.03 (Due Authorization), Section 5.04(a) (No Conflict), Section 5.06(b) (Current Capitalization), Section 5.07 (Capitalization of Subsidiaries) and Section 5.22 (Brokers’ Fees) (collectively, the “Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) Each of the representations and warranties of Holdings contained in Article VII shall be true and correct (without giving any effect to any limitation as to “materiality” or “Holdings Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(iii) The representations and warranties of the Company contained in Section 5.06(a) (Current Capitalization) shall be true and correct in all respects except for de minimis inaccuracies as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(iv) The representations and warranties of the Company contained in Section 5.21(a) (No Material Adverse Effect) shall be true and correct in all respects as of the Closing Date as though then made.

(v) Each of the representations and warranties of the Company contained in Article V (other than the Specified Representations and the representations and warranties of the Company contained in Section 5.21(a) (No Material Adverse Effect) and Section 5.06(a) (Current Capitalization) and Section 5.07 (Capitalization of Subsidiaries)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. The covenants and agreements of the Company and Holdings in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(d) Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.02(a) (other than Section 11.02(a)(ii)), Section 11.02(b) (solely with respect to the Company) and Section 11.02(c) have been fulfilled.

(e) Officer’s Certificate. Holdings shall have delivered to Acquiror a certificate signed by an officer of Holdings, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.02(a)(ii) and Section 11.02(b) (solely with respect to Holdings) have been fulfilled.

Section 11.03 Additional Conditions to the Obligations of the Company. The obligation of Holdings and the Company to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Acquiror Parties contained in Article VI (other than the representations and warranties of the Acquiror Parties contained in Section 6.01 (Corporate Organization of the Company), Section 6.02 (Due Authorization), Section 6.07 (Brokers’ Fees) and Section 6.11 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, an Acquiror Material Adverse Effect.

(ii) Each of the representations and warranties of the Acquiror Parties contained in Section 6.01 (Corporate Organization of the Company), Section 6.02 (Due Authorization), Section 6.07 (Brokers’ Fees) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(iii) The representations and warranties of the Acquiror Parties contained in Section 6.11 (Capitalization) shall be true and correct except for de minimis inaccuracies, as of the Closing Date, as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(b) Agreements and Covenants. The covenants and agreements of the Acquiror Parties in this Agreement and the Sponsor in the Sponsor Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Available Closing Acquiror Cash. The Available Closing Acquiror Cash shall not be less than $185,000,000.

(d) Officer’s Certificate. Acquiror shall have delivered to the Company and Holdings a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.03(a), Section 11.03(b) and Section 11.03(c) have been fulfilled.

(e) Acquiror Material Adverse Effect. No Acquiror Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

Section 11.04 Frustration of Conditions. None of the Acquiror Parties or the Company may rely on the failure of any condition set forth in this Article XI to be satisfied if such failure was caused by such Party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other Party to be satisfied, as required by Section 10.01.

ARTICLE XII

TERMINATION/EFFECTIVENESS

Section 12.01 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of the Company and Acquiror;

(b) prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company or Holdings set forth in this Agreement, such that the conditions specified in Section 11.02(a) or Section 11.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company or Holdings through the exercise of their respective commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date or the Acquiror Extended Termination Date, as applicable) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company or Holdings continues to use their respective commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before September 25, 2021 (the “Termination Date”); provided, that if any Action for specific performance or other equitable relief by Holdings or the Company with respect to this Agreement, any other Transaction Agreement or otherwise with respect to the Transactions is commenced or pending on or before the Termination Date, then the Termination Date shall be automatically extended without any further action by any Party until the date that is 30 days following the date on which a final, non-appealable Governmental Order has been entered with respect to such Action and the Termination Date shall be deemed to be such later date for all purposes of this Agreement (the “Acquiror Extended Termination Date”) or (iii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that, the right to terminate this Agreement under subsection (i) or (ii) shall not be available if Acquiror’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c) prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of any Acquiror Party set forth in this Agreement, such that the conditions specified in Section 11.03(a) or Section 11.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by such Acquiror Party through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date or the Company Extended Termination Date, as applicable) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date; provided, that if any Action for specific performance or other equitable relief by Acquiror or Merger Sub with respect to this Agreement, any other Transaction Agreement or otherwise with respect to the Transactions is commenced or pending on or before the Termination Date, then the Termination Date shall be automatically extended without any further action by any Party until the date that is 30 days following the date on which a final, non-appealable Governmental Order has been entered with respect to such Action and the Termination Date shall be deemed to be such later date for all purposes of this Agreement (the “Company Extended Termination Date”), or (iii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (i) or (ii) shall not be available if the Company’s and/or Holding’s failure(s) (collectively or individually) to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; or

(d) by written notice from either the Company or Acquiror to the other if the approval of the Acquiror Stockholder Matters by the Acquiror Stockholders is not obtained at the Special Meeting (subject to any adjournment, postponement or recess of the meeting); provided, that, the right to terminate this Agreement under this Section 12.01(d) shall not be available to Acquiror if, at the time of such termination, Acquiror is in material breach of Section 10.02.

Section 12.02 Effect of Termination. Except as otherwise set forth in this Section 12.02 or Section 13.13, in the event of the termination of this Agreement pursuant to Section 12.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 8.04 (No Claim Against the Trust Account), Section 10.06 (Confidentiality; Publicity), this Section 12.02 (Effect of Termination) and Article XIII (collectively with the applicable definitions in Article I, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XIII

MISCELLANEOUS

Section 13.01 Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 13.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 13.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to Acquiror or Merger Sub to:

Genesis Park Acquisition Corp.

2000 Edwards Street, Suite B

Houston, Texas 77007

Attention: David Bilger

Email: dbilger@genesis-park.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attn: William H. Gump and Jesse P. Myers

E-mail: wgump@willkie.com and jmyers@willkie.com

(b) If to Holdings, the Company, the Surviving Company or the Surviving Entity, to:

Cosmos Intermediate, LLC

c/o AE Industrial Partners, LP

N. Military Trail, Suite 470

Boca Raton, FL 33431

Attn: Michael Greene and Kirk Konert

E-mail: mgreene@aeroequity.com and kkonert@aeroequity.com

with a copy (which shall not constitute notice) to:

AE Industrial Partners, LP

N. Military Trail, Suite 470

Boca Raton, FL 33431

Attn: Michael Greene and Kirk Konert

E-mail: mgreene@aeroequity.com and kkonert@aeroequity.com

and

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, IL 60654

Attn: Jeremy S. Liss, P.C., Douglas C. Gessner, P.C., Robert M. Hayward, P.C., Matthew S. Arenson, P.C., Dan Hoppe and Alexander M. Schwartz

E-mail: jeremy.liss@kirkland.com, douglas.gessner@kirkland.com,

robert.hayward@kirkland.com, matthew.arenson@kirkland.com,

dan.hoppe@kirkland.com and alexander.schwartz@kirkland.com

or to such other address or addresses as the Parties may from time to time designate in writing.

Section 13.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 13.03 shall be null and void, ab initio.

Section 13.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and representatives) and each of their respective Indemnitee Affiliates are intended third-party beneficiaries of, and may enforce, Section 9.02, (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 13.14 and Section 13.15, and (c) Seller Counsel and Acquiror Counsel are each intended third-party beneficiaries of, and may enforce, Section 13.17.

Section 13.05 Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing occurs, Acquiror shall bear and pay at or promptly after Closing, all Acquiror Transaction Expenses and all Company Transaction Expenses; provided, further that 50% of any filing or other fee payable in connection with the filings required under the HSR Act or Securities Laws shall be borne by the Company and 50% shall be borne by Acquiror.

Section 13.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (except that the Cayman Islands Companies Act shall also apply to the Domestication).

Section 13.07 Captions; Counterparts; Electronic Delivery. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement and any amendments hereto may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute the original form of this Agreement and deliver such form to all other parties hetero or thereto. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a party’s intent or the effectiveness of such signature.

Section 13.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

Section 13.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement) and that certain letter agreement, dated as of December 16, 2020, by and among certain Affiliates of the Company and Acquiror (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 13.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders (or other equityholders) of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 12.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 13.10.

Section 13.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 13.12 Jurisdiction; WAIVER OF TRIAL BY JURY. The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court declines jurisdiction, first to any federal court, or second, to any state court, each located in Wilmington, Delaware, to the exclusion of other courts, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the parties hereto (a) waives the defense of inconvenient forum, (b) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (c) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 13.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. The Parties agree that such court shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with such Action under this Section 13.12 and the enforcement of its rights under this Agreement and, if such court determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, such court may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with such Action and the enforcement of its rights under this Agreement.

Section 13.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 12.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions of this Agreement or any Transaction Agreement in accordance with this Section 13.13 shall not be required to provide any bond or other security in connection with any such injunction. Without limiting the generality of the foregoing, or the other provisions of this Agreement, Acquiror acknowledges and agrees that Holdings or the Company may, without breach of this Agreement, (a) with respect to any Transaction Agreement to which Holdings or the Company is a party or a third party beneficiary thereof, institute or pursue an Action directly against the counterparty(ies) to such Transaction Agreement seeking, or seek or obtain a court order against the counterparty(ies) to such Transaction Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Transaction Agreement, and (b) require Acquiror to promptly execute, and Acquiror hereby agrees to execute and comply with, any and all documents reasonably necessary to implement the execution of the rights contemplated in this sentence.

Section 13.14 Non-Recourse. Subject in all respect to the last sentence of this Section 13.14, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing (collectively, the “Non-Recourse Parties”) shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 13.14 shall limit, amend or waive any rights or obligations of any party to any Transaction Agreement under such Transaction Agreement in accordance with the terms thereof.

Section 13.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other agreements, shall survive the Closing and all such representations, warranties, covenants, obligations, agreements and other provisions shall terminate and expire upon the consummation of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XIII.

Section 13.16 Acknowledgements.

(a) Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iii) the representations set forth in Article VII (the “Holdings Representations”) constitute the sole and exclusive representations and warranties of Holdings, (iv) the Acquiror Party Representations constitute the sole and exclusive representations and warranties of Acquiror and Merger Sub; (v) except for the Company Representations by the Company, the Holdings Representations by Holdings and the Acquiror Party Representations by the Acquiror Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation by omission or as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (vi) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company, the Holdings Representations by Holdings and the Acquiror Party Representations by the Acquiror Parties. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except for the Company Representations by the Company or as provided in any certificate delivered in accordance with Section 11.02(c), with all faults and without any other representation or warranty of any nature whatsoever.

(b) Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 13.16. Notwithstanding anything in this Section 13.16(b) to the contrary, nothing in this Section 13.16(b) shall preclude any Party from seeking any remedy for Fraud by a Party solely and exclusively with respect to the making of any representation or warranty by such Party in Article V, Article VI or Article VII (as applicable) to the extent such Fraud cannot be waived as a matter of Delaware public policy with respect to contracts as contemplated by Abry Partners V, L.P. v. F&W Acquisition LLC, 891 A.2d 1032 (Del. Ch. 2006) or seek specific performance of the other Parties’ obligations hereunder in accordance with Section 13.13 with respect to any agreement or covenant herein surviving, and requiring performance at or after, the Closing to the extent provided in Section 13.15. Each Party shall have the right to enforce this Section 13.16 on behalf of any Person that would be benefitted or protected by this Section 13.16 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers were specifically bargained for by sophisticated parties represented by counsel in determining the terms hereof and consideration conveyed hereunder and are irrevocable. For the avoidance of doubt, nothing in this Section 13.16 shall limit, modify, restrict or operate as a waiver with respect to any express rights of any party pursuant to any other Transaction Agreement against any other party pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof.

Section 13.17 Provisions Respecting Representation of the Company.

(a) Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees and Affiliates, that Kirkland & Ellis LLP, Morris, Nichols, Arsht & Tunnell LLP, and Walkers (“Seller Counsel”) may serve as counsel to the Company and its Subsidiaries, on the one hand, and Holdings (individually and collectively, the “Seller Group”), on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Seller Counsel (or any of its respective successors) may serve as counsel to Seller Group or any director, manager, member, partner, officer, employee or Affiliate of any member of Seller Group, in connection with any Action or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of the Company and/or any of its Subsidiaries, and each of the Parties (on its own behalf and on behalf of its Affiliates) hereby consents thereto and irrevocably waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to irrevocably waive any conflict of interest arising from such representation. The parties agree to take the steps necessary to ensure that any privilege attaching as a result of Seller Counsel representing the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement shall survive the Closing and shall remain in effect, provided that such privilege from and after the Closing shall be controlled by Holdings on behalf of the Seller Group. As to any privileged attorney-client communications or attorney work product between Seller Counsel and the Company or Seller Counsel and any of the Company’s Subsidiaries in connection with the transactions contemplated by this Agreement prior to the Closing Date (collectively, the “Seller Privileged Communications”), Acquiror, the Company and each of its Subsidiaries, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no such party may use or rely on any of the Seller Privileged Communications in any action against or involving any of the parties after the Closing. In addition, if the Mergers and the other transactions contemplated by this Agreement are consummated, all Seller Privileged Communications related to such transactions will become the property of (and be controlled by) Holdings or its direct or indirect equityholders, and none of Acquiror, the Company or any of its Subsidiaries or any of their respective Affiliates, Subsidiaries, successors or assigns shall retain any copies of such records or have any access to them. In the event that Acquiror is legally required or requested by any Governmental Authority to access or obtain a copy of all or a portion of the Seller Privileged Communications, Acquiror shall be entitled to access or obtain a copy of and disclose the Privileged Communications to the extent necessary to comply with any such legal requirement or request; provided that Acquiror shall promptly notify Holdings in writing (prior to the disclosure by Acquiror of any Seller Privileged Communications to the extent practicable) so that Holdings can seek a protective order, at its sole cost and expense, and Acquiror agrees to use commercially reasonable efforts to assist therewith.

(b) Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees and Affiliates, that Willkie Farr & Gallagher LLP and Maples and Calder (“Acquiror Counsel”) may serve as counsel to Acquiror and Merger Sub, on the one hand, and Sponsor (individually and collectively, the “Acquiror Group”), on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Acquiror Counsel (or any of its respective successors) may serve as counsel to the Acquiror Group or any director, manager, member, partner, officer, employee or Affiliate of any member of the Acquiror Group, in connection with any Action or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of the Acquiror and/or any of its Subsidiaries, and each of the Parties (on its own behalf and on behalf of its Affiliates) hereby consents thereto and irrevocably waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to irrevocably waive any conflict of interest arising from such representation. As to any privileged attorney-client communications or attorney work product between Acquiror Counsel and Acquiror and/or Sponsor or Acquiror Counsel and any of Acquiror’s Subsidiaries in connection with the transactions contemplated by this Agreement prior to the Closing Date (collectively, the “Acquiror Privileged Communications”), Acquiror, the Company, Holdings and each of their respective Subsidiaries, together with any of their respective Affiliates, Subsidiaries, successors or assigns (other than Sponsor), agree that no such party may use or rely on any of the Acquiror Privileged Communications in any action against or between or among any of the parties hereto or Sponsor after the Closing.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

GENESIS PARK ACQUISITION CORP.

By:	/s/ Jonathan E. Baliff
Name:	Jonathan E. Baliff
Title:	President and Chief Financial Officer

SHEPARD MERGER SUB CORPORATION

By:	/s/ Jonathan E. Baliff
Name:	Jonathan E. Baliff
Title:	President

Signature Page to Merger Agreement

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

COSMOS INTERMEDIATE, LLC

By:	/s/ Peter Cannito
Name:	Peter Cannito
Title:	Chief Executive Officer

REDWIRE, LLC

By:	/s/ Peter Cannito
Name:	Peter Cannito
Title:	Chief Executive Officer

Signature Page to Merger Agreement